Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-211718

Pricing Supplement dated October 31, 2016 to the Product Prospectus Supplement MLN-ES-ETF-1 dated July 8, 2016 and Prospectus Dated June 30, 2016

The Toronto-Dominion Bank

$1,193,000

Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a

Basket of Six Exchange-Traded Funds due November 3, 2021

The Toronto-Dominion Bank (“TD” or “we”) is offering the Principal at Risk Securities (the “Securities”) linked to an unequally-weighted basket (the “Basket”) of six exchange-traded funds described below. The Basket consists of the SPDR® S&P 500® ETF Trust (the “SPY”) (50%), the iShares® Russell 2000 ETF (the “IWM”) (15%), the iShares® MSCI EAFE ETF (the “EFA”) (15%), the iShares® MSCI Emerging Markets ETF (the “EEM”) (10%), the PowerShares DB Commodity Index Tracking Fund (the “DBC”) (5%) and the Vanguard® REIT ETF (the “VNQ”) (5%) (each, a “Basket Component”).

The Securities provide a 150% leveraged positive return if the level of the Basket increases from the Initial Level to the Final Level, subject to the Maximum Redemption Amount. Investors will lose 1% of the Principal Amount for each 1% decrease from the Initial Level to the Final Level of more than 15% and may lose up to 85% of the Principal Amount. Any payments on the Securities are subject to our credit risk.

The Securities are unsecured and are not savings accounts or insured deposits of a bank. The Securities are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

The Securities will not be listed on any securities exchange.

The Payment at Maturity will be greater than the Principal Amount only if the Percentage Change is greater than zero. The Securities do not guarantee the return of the Principal Amount and investors may lose up to 85% of their investment in the Securities.

The Securities have complex features and investing in the Securities involves a number of risks. See “Additional Risk Factors” on page P-7 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the product prospectus supplement MLN-ES-ETF-1 dated July 8, 2016 (the “product prospectus supplement”) and “Risk Factors” on page 1 of the prospectus dated June 30, 2016 (the “prospectus”).

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement, the product prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We will deliver the Securities in book-entry only form through the facilities of The Depository Trust Company on November 3, 2016, against payment in immediately available funds.

The estimated value of the Securities on the Pricing Date is $947.90 per Security, as discussed further under “Additional Risk Factors — Estimated Value” beginning on page P-13 and “Additional Information Regarding Our Estimated Value of the Securities” beginning on P-45, respectively. The estimated value is less than the public offering price of the Securities.

	Public Offering Price[1]	Underwriting Discount[2]	Proceeds to TD
Per Security	$1,000.00	$42.00	$958.00
Total	$1,193,000.00	$50,106.00	$1,142,894.00

1 Certain dealers who purchase the Securities for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The price for investors purchasing the Securities in these accounts may be as low as $958.00 (95.80%) per Security.

2 The Agents will receive a commission of $42.00 (4.20%) per Security and may use a portion of that commission to allow selling concessions to other dealers in connection with the distribution of the Securities, or will offer the Securities directly to investors. The Agents may resell the Securities to other securities dealers at the Principal Amount less a concession not in excess of $25.00 per Security. Such securities dealers may include Wells Fargo Advisors, LLC (“WFA”), an affiliate of Wells Fargo Securities, LLC (“Wells Fargo Securities”). The other dealers may forgo, in their sole discretion, some or all of their selling concessions. In addition to the selling concession allowed to WFA, Wells Fargo Securities will pay $1.20 per Security of the underwriting discount to WFA as a distribution expense fee for each Security sold by WFA. TD will reimburse TD Securities (USA) LLC (“TDS”) for certain expenses in connection with its role in the offer and sale of the Securities, and TD will pay TDS a fee in connection with its role in the offer and sale of the Securities. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-45 of this pricing supplement.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC

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Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Due November 3, 2021

Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement and the prospectus.

Issuer:	The Toronto-Dominion Bank
Issue:	Senior Debt Securities
Type of Security:	Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside
Term:	Approximately 5 years
Basket:	An unequally-weighted basket (the “Basket”) of six exchange-traded funds (each, a “Basket Component”) described below. For the avoidance of doubt, references to the term “Reference Asset” in the product prospectus supplement MLN-ES-ETF-1 dated July 8, 2016 should be read to refer to a Basket Component where context so requires, including, without limitation, in the definitions of trading day, closing price and market disruption event and in the anti-dilution provisions under “General Terms of the Notes—Anti-Dilution Adjustments.”
Basket Components:
Basket Component	Bloomberg Ticker	Component Weight	Initial Component Price*
SPDR® S&P 500® ETF Trust	SPY	50%	$212.55
iShares® Russell 2000 ETF	IWM	15%	$118.50
iShares® MSCI EAFE ETF	EFA	15%	$57.82
iShares® MSCI Emerging Markets ETF	EEM	10%	$37.14
PowerShares DB Commodity Index Tracking Fund	DBC	5%	$14.96
Vanguard® REIT ETF	VNQ	5%	$81.76
* The Initial Component Price for each Basket Component is its closing price on the Pricing Date.
CUSIP / ISIN:	89114QXT0 / US89114QXT02
Agents:	TDS and Wells Fargo Securities. The Agents will receive a commission of $42.00 and may resell the Securities to other securities dealers, including securities dealers acting as custodians, at the Principal Amount less a concession of not in excess of $25.00 per Security. Such securities dealers may include WFA, an affiliate of Wells Fargo Securities. In addition to the concession allowed to WFA, Wells Fargo Securities will pay $1.20 per Security of the underwriting discount to WFA as a distribution expense fee for each Security sold by WFA.
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof.
Principal Amount:	$1,000 per Security
Pricing Date:	October 31, 2016
Issue Date:	November 3, 2016
Valuation Date:	October 27, 2021, subject to postponement for market disruption events and non-trading days, as described in “—Final Component Prices” below.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC

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Maturity Date:	November 3, 2021, subject to postponement for market disruption events and non-trading days, as described in “—Final Component Prices” below.
Payment at Maturity:

If the Percentage Change is positive, then the investor will receive an amount per Security equal to the lesser of:

(i) Principal Amount + (Principal Amount x Percentage Change x Leverage Factor); and

(ii) the Maximum Redemption Amount.

If the Percentage Change is less than or equal to 0% but greater than or equal to -15%, then the investor will receive only the Principal Amount.

If the Percentage Change is less than -15%, then the investor will receive less than the Principal Amount, calculated using the following formula:

Principal Amount + [Principal Amount x (Percentage Change + Buffer Percentage)]

If the Final Level is less than Buffer Level, the investor will receive less, and possibly 85% less, than the Principal Amount at maturity.

Leverage Factor:	150%
Maximum Redemption Amount:	149% of the Principal Amount (or $1,490.00 per Security). As a result, the maximum return on the Securities is 49% of the Principal Amount (assuming a public offering price of $1,000 per Security).
Buffer Percentage:	15%
Buffer Level:	85, which is 85% of the Initial Level
Percentage Change:	(Final Level – Initial Level) / Initial Level, expressed as a percentage
Initial Level:	100.
Final Level:	100 × [1 + (the sum of the products of the Basket Component Return for each Basket Component multiplied by its Component Weight)].
Basket Component Return:	With respect to each Basket Component, (Final Component Price – Initial Component Price) / Initial Component Price, expressed as a percentage.
Initial Component Price:	The closing price of a Basket Component on the Pricing Date, as set forth above under “Basket Components”.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC

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Final Component Price:

The closing price of a Basket Component on the Valuation Date.

If the originally scheduled Valuation Date is not a trading day with respect to a Basket Component or a market disruption event with respect to a Basket Component occurs or is continuing on that day, the Final Component Price for that Basket Component will be its closing price on the first trading day for such Basket Component following the originally scheduled Valuation Date on which the Calculation Agent determines that a market disruption event does not occur or is not continuing. If a market disruption event with respect to such Basket Component occurs or is continuing on each trading day to and including the tenth trading day following the originally scheduled Valuation Date, the Final Component Price for that Basket Component will be determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) by the Calculation Agent on that tenth trading day, regardless of the occurrence or continuation of a market disruption event on that day. For the avoidance of doubt, if the originally scheduled Valuation Date is a trading day and no market disruption event exists on that day with respect to a Basket Component, the determination of that Basket Component’s Final Component Price will be made on the originally scheduled Valuation Date, irrespective of the non-trading day status or the existence of a market disruption event with respect to any other Basket Component. For the definition of a market disruption event, see “General Terms of the Notes—Market Disruption Events” beginning on page PS-25 of the accompanying product prospectus supplement. If the Valuation Date is postponed due to a market disruption event or non-trading day for any Basket Component, the Maturity Date will be postponed to the fifth Business Day after the final postponed Valuation Date.

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto.
U.S. Tax Treatment:	By purchasing a Security, each holder agrees, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities, for U.S. federal income tax purposes, as pre-paid derivative contracts with respect to the Basket. Based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, it is reasonable to treat the Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, including possible treatment as a “constructive ownership transaction” subject to section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), and the timing and character of your income from the Securities could differ materially from the treatment described above, as described further under “Supplemental Discussion of U.S. Federal Income Tax Consequences”.
Canadian Tax Treatment:	Please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences,” which applies to the Securities.
Calculation Agent:	TD
Listing:	The Securities will not be listed on any securities exchange.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg, as described under “Forms of the Debt Securities” and “Book-Entry Procedures and Settlement” in the prospectus).

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC

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Investor Considerations

We have designed the Securities for investors who:

▪	seek 150% exposure to the upside performance of the Basket if the Final Level is greater than the Initial Level, subject to the Maximum Redemption Amount of 149% of the Principal Amount, assuming a public offering price of $1,000 per Security;
▪	understand that if the Final Level is less than the Initial Level by more than the Buffer Percentage, they will receive less, and possibly 85% less, than the Principal Amount at maturity;
▪	understand the effect of the unequal weighting of the Basket Components on the Final Level;
▪	are willing to forgo interest payments on the Securities and dividends on securities held by the Basket Components;
▪	are willing to accept the credit risk of TD to obtain exposure to the Basket generally and the Basket Components specifically; and
▪	are willing to hold the Securities until maturity.

The Securities are not designed for, and may not be a suitable investment for, investors who:

▪	seek a liquid investment or are unable or unwilling to hold the Securities to maturity;
▪	are unwilling to accept the risk that the Final Level of the Basket may decrease by more than the Buffer Percentage from the Initial Level;
▪	seek uncapped exposure to the upside performance of the Basket;
▪	seek full return of the Principal Amount at maturity;
▪	are unwilling to purchase securities with an estimated value as of the Pricing Date that is lower than the public offering price, as set forth on the cover hereof;
▪	seek current income;
▪	are unwilling to accept the risk of exposure to the large and small capitalization segments of the U.S. equity market, the foreign equity markets, including the foreign emerging equity markets, the commodity markets and the real estate investment trust market;
▪	seek exposure to the Basket Components but are unwilling to accept the risk/return trade-offs inherent in the Payment at Maturity for the Securities;
▪	are unwilling to accept the credit risk of TD to obtain exposure to the Basket generally or the Basket Components specifically; or
▪	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC

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Additional Terms of Your Securities

You should read this pricing supplement together with the prospectus, as supplemented by the product prospectus supplement, relating to our Senior Debt Securities, of which these Securities are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product prospectus supplement; and last, the prospectus. The Securities vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” on page P-7 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the product prospectus supplement and “Risk Factors” on page 1 of the prospectus, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated June 30, 2016:
https://www.sec.gov/Archives/edgar/data/947263/000119312516638441/d162493d424b3.htm
▪	Product Prospectus Supplement MLN-ES-ETF-1 dated July 8, 2016:

https://www.sec.gov/Archives/edgar/data/947263/000089109216016045/e70441_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries. Alternatively, The Toronto-Dominion Bank, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement and the prospectus if you so request by calling 1-855-303-3234.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC

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Additional Risk Factors

The Securities involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Securities. For additional information as to these risks, please see “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus.

You should carefully consider whether the Securities are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Securities and the suitability of the Securities in light of their particular circumstances.

Principal at Risk.

Investors in the Securities could lose a substantial portion of their Principal Amount if there is a decline in the level of the Basket by more than the Buffer Percentage. You will lose 1% of the Principal Amount of your Securities for each 1% that the Final Level is less than the Initial Level by more than the Buffer Percentage and you may lose up to 85% of your Principal Amount.

The Securities Do Not Pay Interest and Your Return on the Securities May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity.

There will be no periodic interest payments on the Securities as there would be on a conventional fixed-rate or floating-rate debt security having the same term. The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of TD.

Your Potential Return on the Securities Will Be Limited by the Maximum Redemption Amount and May Be Less Than the Return on a Direct Investment In the Basket Components.

The opportunity to participate in the possible increases in the Percentage Change of the Basket through an investment in the Securities will be limited because the Payment at Maturity will not exceed the Maximum Redemption Amount. Furthermore, the effect of the Leverage Factor will not be taken into account for any Percentage Change that, when multiplied by the Leverage Factor, exceeds the maximum return on the Securities (49% of the Principal Amount) regardless of how much the Basket has appreciated. Accordingly, your return on the Securities may be less than your return would be if you made an investment in a security directly linked to the performance of the Basket Components or invested in the Basket Components directly.

Changes in the Prices of the Basket Components May Offset Each Other.

Movements in the prices of the Basket Components may not correlate with each other. At a time when the price of one or more of the Basket Components increases, the prices of one or more of the other Basket Components may not increase as much or may even decline. Therefore, in calculating the Final Level and the Payment at Maturity, increases in the price of one or more of the Basket Components may be moderated, or more than offset, by lesser increases or declines in the prices of the other Basket Components. In addition, because the Basket Components are not equally weighted, and because one of the Basket Components has a 50% weighting, increases in the lower weighted Basket Components may be offset by even small decreases in the more heavily weighted Basket Components.

Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Securities.

Although the return on the Securities will be based on the performance of the Basket, the payment of any amount due on the Securities is subject to TD’s credit risk. The Securities are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Securities on the Maturity Date and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Securities.

The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Securities will likely be lower than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Securities. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. In addition, because an affiliate of Wells Fargo Securities is to conduct hedging activities for us in connection with the Securities, that affiliate may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the Securities to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the Securities to you in addition to the compensation they would receive for the sale of the Securities.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC

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There May Not Be an Active Trading Market for the Securities — Sales in the Secondary Market May Result in Significant Losses.

There may be little or no secondary market for the Securities. The Securities will not be listed on any securities exchange. The Agents and their respective affiliates may make a market for the Securities; however, they are not required to do so. The Agents and their respective affiliates may stop any market-making activities at any time. Even if a secondary market for the Securities develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Securities in any secondary market could be substantial.

If you sell your Securities before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the prices of the Basket Components, and as a result, you may suffer substantial losses.

If the Level of the Basket Changes, the Market Value of Your Securities May Not Change in the Same Manner.

Your Securities may trade quite differently from the performance of the Basket. Changes in the level of the Basket may not result in a comparable change in the market value of your Securities. Even if the level of the Basket increases above its respective Initial Level during the life of the Securities, the market value of your Securities may not increase by the same amount and could decline.

The Payment at Maturity Is Not Linked to the Prices of the Basket Components at Any Time Other than the Valuation Date.

The Final Level will be based on the closing prices of the Basket Components on the Valuation Date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing prices of the Basket Components dropped precipitously on the Valuation Date, the Payment at Maturity for your Securities may be significantly less than it would have been had the Payment at Maturity been linked to the closing prices of the Basket Components prior to such drop in the prices of the Basket Components. Although the actual prices of the Basket Components on the Maturity Date or at other times during the life of your Securities may be higher than their prices on the Valuation Date, you will not benefit from the prices of the Basket Components at any time other than the closing prices on the Valuation Date.

You Will Not Have Any Rights to the Basket Components or the Securities Held by the Basket Components.

You will not have any rights to the Basket Components or the securities, commodities, futures contracts, or other assets held by the Basket Components (the “Basket Component Constituents”). As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Basket Components or the Basket Component Constituents would have. Neither the Final Level nor the Final Component Price will reflect any dividends paid on the Basket Components or the Basket Component Constituents.

The Performance and Market Value of a Basket Component During Periods of Market Volatility May Not Correlate With the Performance of Its Applicable Underlying Index as Well as the Net Asset Value per Share of Such Basket Component.

Each Basket Component seeks to track the performance of a particular index (each, an “Underlying Index” and together, the “Underlying Indices”). During periods of market volatility, markets for the Basket Component Constituents may be unavailable or impaired, therefore market participants may be unable to calculate accurately the net asset value per share of a Basket Component and the liquidity of a Basket Component may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Basket Component. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Basket Component. As a result, under these circumstances, the market value of shares of a Basket Component may vary substantially from the net asset value per share of such Basket Component. For all of the foregoing reasons, the performance of a Basket Component may not correlate with the performance of its applicable Underlying Index or the net asset value per share of a Basket Component, which could materially and adversely affect the level of the Basket and the value of the Securities in the secondary market and/or reduce your payment at maturity.

The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors.

When we refer to the market value of your Securities, we mean the value that you could receive for your Securities if you choose to sell them in the open market before the Maturity Date. A number of factors, many of which are beyond our control, will influence the market value of your Securities, including:

•	the market prices of the Basket Components and the Basket Component Constituents
•	the volatility – i.e., the frequency and magnitude of changes – in the level of the Basket and the prices of the Basket Components;
•	the dividend rates, if applicable, of the Basket Components and the Basket Component Constituents;
•	economic, financial, regulatory and political, military or other events that may affect the prices of any of the Basket Components, the Basket Component Constituents and thus the level of the Basket;
•	the correlation among the Basket Components;
•	interest rates in the market;

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC

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•	the time remaining until your Securities mature;
•	fluctuations in the exchange rate between currencies in which the Basket Component Constituents are quoted and traded and the U.S. dollar; and
•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the price you will receive if you sell your Securities before maturity, including the price you may receive for your Securities in any market-making transaction.

As of the Date of this Pricing Supplement, There is No History for the Closing Levels of the Basket.

The Payment at Maturity, if any, for the Securities is linked to the Percentage Change in the Basket, which is set equal to 100 on the Pricing Date. Since there will be no actual history for the closing levels of the Basket, no actual historical information about the Closing Levels of the Basket will be available for you to consider in making an independent investigation of the performance of the Basket, which may make it difficult for you to make an informed decision with respect to an investment in your Securities.

Hypothetical Past Basket Performance is No Guide to Future Performance.

The actual performance of the Basket over the life of the Securities, as well as the Payment at Maturity, may bear little relation to the hypothetical historical closing levels of the Basket (when available) or to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Basket.

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The Calculation Agent will, among other things, determine the amount of your payment on the Securities. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may take into consideration our ability to unwind any related hedges. For example, the Calculation Agent may have to determine whether a market disruption event affecting a Basket Component has occurred. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Since this determination by the Calculation Agent will affect the payment on the Securities, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the Calculation Agent’s role, see “General Terms of the Notes—Role of Calculation Agent” in the product prospectus supplement.

An Investment in the Securities Is Subject to Risks Associated with Non-U.S. Securities Markets.

Because foreign companies or foreign equity securities held by the EFA and the EEM are publicly traded in the applicable foreign countries and trade in currencies other than U.S. dollars, investments in the Securities involve particular risks. For example, the foreign securities markets may be more volatile and have less liquidity than the U.S. securities markets, and market developments may affect these markets differently from the U.S. or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the U.S., as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices outside the U.S. are subject to political, economic, financial, military and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of fluctuations in the rate of exchange between currencies and the possibility of outbreaks of hostility or political instability or adverse public health developments. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, trade surpluses, capital reinvestment, resources and self-sufficiency.

An Investment in the Securities Is Subject to Exchange Rate Risk.

The share prices of the EFA and the EEM will fluctuate based in large part upon their respective net asset values, which will in turn depend in part upon changes in the value of the currencies in which the Basket Component Constituents are traded. Accordingly, investors in the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the Basket Component Constituents are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value of the relevant Basket Components will be adversely affected and the price of the relevant Basket Components, and consequently the level of the Basket and the market value of the Securities, may decrease.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC

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An Investment in the Securities Is Subject to Emerging Markets Risk.

The Underlying Index of the EEM consists of stocks issued by companies in countries with emerging markets. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions (due to economic dependence upon commodity prices and international trade), and may suffer from extreme and volatile debt burdens, currency devaluations or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

The securities included in the EEM may be listed on a foreign stock exchange. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the closing price of the EEM which could, in turn, adversely affect the level of the Basket and thus, the value of the Securities.

An Investment in the Securities Is Subject to Risks Associated with Small-Capitalization Stocks.

The Underlying Index of the IWM consists of stocks issued by companies with relatively small market capitalizations. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the share price of the IWM may be more volatile than that of a market measure that does not track solely small-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals. Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

An Investment in the Securities Is Subject to Risks Associated with Fluctuations in the Price of the Commodity Futures Contracts.

The DBC attempts to mirror, as closely as possible, before fees and expenses, the changes (positive or negative) in the level of its Underlying Index, which is an index consisting of exchange-traded futures contracts on 14 specific commodities. Thus, the DBC’s Basket Component Constituents are futures contracts and the price of the DBC relates directly to the value of its portfolio of futures contracts, less the DBC’s liabilities (including estimated accrued but unpaid expenses). The price of the commodities underlying the futures contracts may fluctuate widely.

Several factors may affect the prices of the commodities and the futures contracts included in the DBC’s Underlying Index, including, but not limited to:

▪	global supply and demand of each commodity, which may be influenced by such factors as forward selling by the various commodities producers, purchases made by the commodities producers to unwind their hedge positions and production and cost levels in the major markets for each of the 14 commodities;
▪	domestic and foreign interest rates and investors’ expectations concerning interest rates;
▪	domestic and foreign inflation rates and investors’ expectations concerning inflation rates;
▪	investment and trading activities of mutual funds, hedge funds and commodity funds; and
▪	global or regional political, economic or financial events and situations.

Fewer Representative Commodities May Result in Greater Volatility, Which Could Adversely Affect the DBC.

The futures contracts in the DBC’s Underlying Index (and therefore held by the DBC) are contracts on 14 commodities: Light Sweet Crude Oil, Heating Oil, RBOB Gasoline, Natural Gas, Brent Crude, Gold, Silver, Aluminum, Zinc, Copper Grade A, Corn, Wheat, Soybeans and Sugar. Accordingly, the DBC’s Underlying Index (and therefore the DBC) is concentrated in terms of the number and types of commodities represented. You should be aware that other commodities indexes are more diversified in terms of both the number and variety of commodities included. In addition, the DBC’s Underlying Index (and therefore the DBC) is not production weighted on a current basis, and may therefore underrepresent the current global commodities market. Concentration in fewer commodities may result in a greater degree of volatility in shares of the DBC under specific market conditions and over time. In addition, futures contracts have a high degree of price variability and are subject to occasional rapid and substantial changes. If some or all of the futures contracts held by the DBC experience such volatility, the price of the DBC and therefore the level of the Basket could be adversely affected.

Futures Contracts Are Not Assets with Intrinsic Value.

Trading in futures transfers the risk of future price movements from one market participant to another. This means that for every gain, there is an equal and offsetting loss. Futures contracts themselves are not assets with intrinsic value, and simply reflect, in the case of cash-settled contracts, certain rights to payment or obligations to make payments to the other party to the contract, and in the case of physically-settled contracts, such as the futures contracts underlying the Underlying Index of the DBC, an agreement to make or take delivery of a particular asset at a specified price. Accordingly, market participants taking the opposite side of the relevant

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futures contract trades may believe that the price of the underlying commodities will move against the interests of the Underlying Index of the DBC (and therefore the DBC).

Trading on Commodity Exchanges outside the U.S. Is Not Subject to U.S. Regulation.

Some of the DBC’s Basket Component Constituents trade on commodity exchanges outside the U.S. Trading on such exchanges is not regulated by any U.S. governmental agency and may involve certain risks not applicable to trading on U.S. exchanges, including different or diminished investor protections. In trading contracts denominated in currencies other than U.S. dollars, shares are subject to the risk of adverse exchange-rate movements between the dollar and the functional currencies of such contracts. The shares could incur substantial losses from trading on foreign exchanges to which they would not have otherwise been subject had the DBC’s Basket Component Constituents traded exclusively in U.S. markets. Aluminum, Zinc, Copper Grade A and Brent Crude are the current Basket Component Constituents that trade on foreign exchanges.

“Backwardation” or “Contango” in the Market Prices of the Commodities Contracts Will Affect the Price of the DBC.

As the futures contracts that underlie the Underlying Index of the DBC near expiration, they are replaced by similar contracts that have a later expiration. This process is referred to as “rolling.” The difference in the prices of the contracts that are sold and the new contracts for more distant delivery that are purchased is called “roll yield.” If the expiring futures contract included in the index is “rolled” into a less expensive futures contract with a more distant delivery date, the market for that futures contract is trading in “backwardation.” In this case, the effect of the roll yield on the level of the DBC’s Underlying Index (and therefore the price of the DBC) will be positive because it costs less to replace the expiring futures contract. Historically, the prices of Light Sweet Crude Oil and Heating Oil have frequently traded in “backwardation.” However, backwardation will likely not exist in these markets at all times. The absence of backwardation in Light Sweet Crude Oil and Heating Oil will adversely affect the value of the DBC’s Underlying Index and, accordingly, decrease the price of the DBC and negatively affect the Basket.

Conversely, certain of the commodities contracts underlying the DBC’s Underlying Index historically exhibit “contango” markets rather than backwardation. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. In this case, the effect of the roll yield on the level of the DBC’s Underlying Index (and therefore the price of the DBC) will be negative because it costs more to replace the expiring futures contract due to the costs of long-term storage of a physical commodity prior to delivery or other factors. Contango in certain of the commodities will adversely affect the value of the DBC’s Underlying Index and, accordingly, decrease the price of the DBC and negatively affect the Basket.

The Valuation of the Futures Contracts May Not Be Consistent with Other Measures of Value for the Index Commodities.

The value of each futures contract included in the DBC will reflect the exchange closing price as quoted on the relevant exchange. Such values will not necessarily be consistent with other valuations of the index commodities, such as futures contracts on different exchanges or with different delivery points or with different maturities.

The Level of the DBC and the Value of the Securities May Be Affected by Currency Exchange Fluctuations.

The market prices for the index commodities are currently quoted in U.S. dollars. As a result, appreciation of the U.S. dollar will increase the relative cost of the index commodities for foreign consumers, thereby reducing demand for the index commodities and affecting the market price of the index commodities. As a result, the level of the DBC and an investment in the Securities may be adversely affected by changes in exchange rates between the U.S. dollar and foreign currencies. In recent years, rates of exchange between the U.S. dollar and various foreign currencies have been highly volatile and this volatility may continue in the future. However, fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations that may occur during the term of the Securities.

Changes in Exchange Methodology or Changes in Law or Regulations May Affect the Value of the Securities Prior to Maturity and the Amount You Receive at Maturity.

The value of a futures contract included in the DBC is determined by reference to the exchange closing price of such futures contract as determined by the applicable exchange. An exchange may from to time change any rule or bylaw or take emergency action under its rules, any of which could affect the exchange closing price of a futures contract. Any such change that causes a decrease in such exchange closing price could adversely affect the level of the DBC and the value of the Securities. Moreover, the applicable exchange may increase margin requirements, which could adversely affect exchange closing prices of the futures contracts. In addition, prices of the index commodities and futures contracts included in the DBC could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those related to taxes and duties on commodities or commodity components) by one or more governments, governmental agencies or instrumentalities, courts or other official bodies. Any such event could adversely affect the level of the DBC and could adversely affect the value of the Securities.

Possible Regulatory Changes Could Adversely Affect the Return on and Value of Your Securities.

U.S. regulatory agencies have recently enacted new rules and are currently considering the enactment of additional, related new rules that may substantially affect the regulation of the commodity and futures markets. Although the final form of many new rules has not yet been determined and many finalized new rules have not yet been fully implemented, it is likely that such rules will limit the ability of market participants to participate in the commodity and futures market to the extent and at the levels that they have in the past and may have the effect of reducing liquidity in these markets and changing the structure of the markets in other ways. In addition, these regulatory changes will likely increase the level of regulation of markets and market participants and the costs of participating in the commodity and futures markets. These changes could impact the level and volatility of the DBC, which could in turn adversely affect the return on and the value of the Securities.

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Since the DBC Is Comprised of Futures Contracts, Its Performance May Differ from the Performance of the Spot Prices of the Index Commodities.

The price of a futures contract on a commodity reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of the commodity upon immediate delivery, which is referred to as the spot price. Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing the commodity for the length of the futures contract, interest costs related to financing the purchase of the commodity and expectations of supply and demand for the commodity. There is typically some deviation between changes in the price of a futures contract and changes in the spot price of the relevant commodity. In some cases, the performance of a futures contract on a commodity can deviate significantly from the spot price performance of the commodity, especially over longer periods of time. As a result, the performance of the DBC may differ from, and be less favorable than, the spot price return of the index commodities.

An Investment in the Securities Will Be Subject to Risks Associated with the Real Estate Industry.

The VNQ, because it is concentrated in Real Estate Investment Trusts (“REITs”), may be more susceptible to any single economic, market, political or regulatory occurrence affecting the real estate industry. Investment in the real estate industry is subject to many of the same risks associated with the direct ownership of real estate such as: the availability of financing for real estate; employment levels and job growth; interest rates; leverage, property, management and liquidity risks; consumer confidence; the availability of suitable undeveloped land; federal, state and local laws and regulations concerning the development of land construction; home and commercial real estate sales; financing and environmental protection; and competition among companies which engage in the real estate business.

Risks Associated with Real Estate Investment Trusts Will Affect the Value of the Securities.

The VNQ’ Basket Component Constituents are REITs. REITs invest primarily in income producing real estate or real estate related loans or interests. Investments in REITs are not direct investments in real estate; however, they are still subject to the risks associated with investing in real estate. The following are some of the conditions that might impact the structure of and cash flow generated by REITs and, consequently, the value of REITs and, in turn, the VNQ and the Basket: a decline in the value of real estate properties; extended vacancies of properties; increases in property and operating taxes; increased competition or overbuilding; a lack of available mortgage funds or other limits on accessing capital; tenant bankruptcies and other credit problems; limitations on rents, including decreases in market rates for rents; changes in zoning laws and governmental regulations; costs resulting from the clean-up of, and legal liability to third parties for damages resulting from environmental problems; investments in developments that are not completed or that are subject to delays in completion; risks associated with borrowing; changes in interest rates; casualty and condemnation losses; and uninsured damages from floods, earthquakes or other natural disasters.

Changes That Affect the Underlying Indices Will Affect the Market Value of the Securities and the Amount You Will Receive at Maturity.

We have no control over the actions of the relevant sponsor of each Underlying Index tracked by a Basket Component (each, an “Index Sponsor” and together the “Index Sponsors”), including any actions of the type that would affect the composition of the Underlying Indices, and therefore, the composition and price of the relevant Basket Component. The Index Sponsors have no obligation of any sort with respect to the Securities. Thus, the Index Sponsors have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Securities.

Adjustments to the Basket Components Could Adversely Affect the Securities.

The investment advisor of each Basket Component is responsible for calculating and maintaining the relevant Basket Component. Each investment advisor can add, delete or substitute the stocks or other assets comprising the applicable Basket Component. Each investment advisor may make other methodological changes that could change the price of the applicable Basket Component at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the Securities.

We Have No Affiliation with the Index Sponsors or the Investment Advisors and Will Not Be Responsible for Any Actions Taken by the Index Sponsors or the Investment Advisors.

The Index Sponsors of the Underlying Indices and the investment advisors of the Basket Components are not affiliates of ours and will not be involved in the offering of the Securities in any way. Consequently, we have no control over the actions of the Index Sponsors or the investment advisors, including any actions of the type that would require the Calculation Agent to adjust the payment to you at maturity. The Index Sponsors and the investment advisors have no obligation of any sort with respect to the Securities. Thus, Index Sponsors and the investment advisors have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Securities. None of our proceeds from the issuance of the Securities will be delivered to the Index Sponsors or the investment advisors.

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We and Our Affiliates Do Not Have Any Affiliation with the Index Sponsors or the Investment Advisors and Are Not Responsible for Their Public Disclosure of Information.

We have no ability to control or predict the actions of the Index Sponsors of the Underlying Indices or the investment advisors of the Basket Components, including any errors in or discontinuance of disclosure regarding their methods or policies relating to the Underlying Indices or the Basket Components. Neither we nor any of our affiliates has conducted any independent review or due diligence of the information about the Index Sponsors, the investment advisors, the Underlying Indices or the Basket Components contained in any public disclosure of information. You, as an investor in the Securities, should make your own investigation into the Underlying Indices and the Basket Components.

Each Basket Component and its Underlying Index Are Different and the Performance of a Basket Component May Not Correlate With That of Its Applicable Underlying Index.

The performance of the Basket Components may not exactly replicate the performance of their respective Underlying Indices because the Basket Components will reflect transaction costs and fees that are not included in the calculation of the Underlying Indices. It is also possible that a Basket Component may not fully replicate or may in certain circumstances diverge significantly from the performance of its applicable Underlying Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in such Basket Component, differences in trading hours between such Basket Component and its Underlying Index or due to other circumstances. In addition, because the shares of each Basket Component are traded on a securities exchange and are subject to market supply and investor demand, the price of a share of a Basket Component may differ from the net asset value per share of such Basket Component. The Basket Components generally use a “representative sampling” strategy to achieve their investment objectives, meaning they generally will invest in a sample of securities in the applicable Underlying Index whose risk, return and other characteristics generally resemble the risk return and other characteristics of such Underlying Index as a whole. A “representative sampling” strategy generally can be expected to produce a greater tracking error.

The Price of each Basket Component May Not Completely Track its Net Asset Value.

The price of each Basket Component will usually track the value of its Basket Component Constituents, but may not track the Basket Component Constituent values completely. The price of the Basket Component will reflect costs and fees that the Basket Component Constituents do not have. In addition, because the shares of each Basket Component are traded on a securities exchange and are subject to market supply and investor demand, the price of a share of a Basket Component may differ from the net asset value per share of such Basket Component.

Estimated Value

The Estimated Value of Your Securities Is Lower Than the Public Offering Price of Your Securities.

The estimated value of your Securities is lower than the public offering price of your Securities. The difference between the public offering price of your Securities and the estimated value of the Securities is a result of certain factors, such as any sales commissions paid to the Agents or their affiliates, any selling concessions, discounts, commissions or fees allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring and hedging the Securities, the estimated cost which we may incur in hedging our obligations under the Securities, and estimated development and other costs which we may incur in connection with the Securities. The estimated value also factors in an estimate of the difference between the amounts we pay and receive in a hedging transaction with an affiliate of WFS in connection with your Securities.

The Estimated Value of Your Securities Is Based on Our Internal Funding Rate.

The estimated value of your Securities is based on a number of variables, including our internal funding rates. Our internal funding rates may differ from the levels at which our benchmark debt securities trade in the secondary market, and at times the internal funding rates we use in calculating the estimated value of your Securities may be lower. As a result of this difference, the estimated value may be higher than it would have been if it were calculated by reference to the levels at which our benchmark debt securities trade in the secondary market, since it is not based on those levels.

The Estimated Value of the Securities Is Based on Our Internal Pricing Models and Pricing Models of Third Parties With Whom We Enter Into Hedging Transactions; These May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.

The estimated value of your Securities is based on our internal pricing models and upon pricing models of an affiliate of WFS with whom we enter into a hedging transaction. These pricing models take into account a number of variables and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, these pricing models may be different from other financial institutions’ pricing models and the methodologies used to estimate the value of the Securities may not be consistent with those of other financial institutions that may be purchasers or sellers of Securities in the secondary market. As a result, the secondary market price of your Securities may be materially different from the estimated value of the Securities determined by reference to these pricing models.

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The Estimated Value of Your Securities Is Not a Prediction of the Prices at Which You May Sell Your Securities in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Public Offering Price of Your Securities and May Be Lower Than the Estimated Value of Your Securities.

The estimated value of the Securities is not a prediction of the prices at which the Agents, other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Securities. Further, as secondary market prices of your Securities take into account the levels at which our debt securities trade in the secondary market and do not take into account our various costs related to the Securities such as fees, commissions, discounts, and the costs of hedging our obligations under the Securities, secondary market prices of your Securities will likely be lower than the public offering price of your Securities. As a result, the price at which the Agents, other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your Securities, and any sale prior to the Maturity Date could result in a substantial loss to you.

The Temporary Price at Which We May Initially Buy the Securities in the Secondary Market May Not Be Indicative of Future Prices of Your Securities.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agents may initially buy or sell the Securities in the secondary market (if the Agents make a market in the Securities, which they are not obligated to do) may exceed our estimated value of the Securities on the Pricing Date, as well as the secondary market value of the Securities, for a temporary period after the initial issue date of the Securities, as discussed further under “Additional Information Regarding Our Estimated Value of the Securities”. The price at which the Agents may initially buy or sell the Securities in the secondary market may not be indicative of future prices of your Securities.

The Valuation Date and Therefore the Maturity Date May be Postponed In the Case of a Market Disruption Event.

The Valuation Date and therefore the Maturity Date may be postponed in the case of a Market Disruption Event as described herein and in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement and “Summary” above.

The Antidilution Adjustments That the Calculation Agent Is Required to Make Do Not Cover Every Event That Could Affect the Basket Components.

The Calculation Agent may adjust the Final Component Price for any Basket Component in the case of stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect such Basket Component, but only in the situations we describe in “General Terms of the Notes—Anti-Dilution Adjustments” in the product prospectus supplement. The Calculation Agent will not be required to make an adjustment for every corporate event that affects the Basket Component. Those events or other actions by the investment advisors of a Basket Component or a third party may nevertheless adversely affect the prices of any of the Basket Components, and adversely affect the value of your Securities.

Significant Aspects of the Tax Treatment of the Securities Are Uncertain.

Significant aspects of the U.S. tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation and should read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” below.

For a more complete discussion of the Canadian federal income tax consequences of investing in the Securities, please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences.”

If you are not a Non-resident Holder (as that term is defined in the prospectus) or if you acquire the Securities in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Securities and receiving the payments that might be due under the Securities.

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Hypothetical Returns

The examples, table and graph set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Basket used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Final Level or the level of the Basket on any trading day prior to the Maturity Date throughout the term of the Securities. All examples, the table and the graph are based on the Initial Level of 100, a Buffer Percentage of 15% (the Buffer Level is 85% of the Initial Level), a Leverage Factor of 150%, a Maximum Redemption Amount of 149% of the Principal Amount, and assume that a holder purchased Securities with an aggregate Principal Amount and public offering price of $1,000 and that no market disruption event occurs on the Valuation Date.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive and the Payment at Maturity is less than the Maximum Redemption Amount.
	SPY	IWM	EFA	EEM	DBC	VNQ
Basket Component Return	30%	0%	-20%	-10%	-10%	-10%
Component Weight	50%	15%	15%	10%	5%	5%
Based on the Basket Component Returns set forth above, the hypothetical Final Level would equal: 100 × [1 + (30% x 50%) + (0% x 15%) + (-20% x 15%) + (-10% x 10%) + (-10% x 5%) + (-10% x 5%)] = 110
	Percentage Change:	(110 – 100) / 100 = 10%
	Payment at Maturity:	$1,000 + ($1,000 x 10% x 150%) = $1,000 + $150 = $1,150.00

On a $1,000 investment, a 10% Percentage Change results in a Payment at Maturity of $1,150.00, a 15.00% return on the Securities.

In this example, due to the relatively higher weight of the SPY, the Percentage Change is positive despite the zero or negative Basket Component Return of each other Basket Component.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is positive and the Payment at Maturity equals the Maximum Redemption Amount.
	SPY	IWM	EFA	EEM	DBC	VNQ
Basket Component Return	40%	37%	50%	40%	20%	39%
Component Weight	50%	15%	15%	10%	5%	5%
Based on the Basket Component Returns set forth above, the hypothetical Final Level would equal: 100 × [1 + (40% x 50%) + (37% x 15%) + (50% x 15%) + (40% x 10%) + (20% x 5%) + (39% x 5%)] = 140
Percentage Change:	(140 – 100) / 100 = 40%
Payment at Maturity:	$1,490.00

On a $1,000 investment, a 40% Percentage Change results in a Payment at Maturity equal to the Maximum Redemption Amount, a 49.00% return on the Securities, because that amount is the lesser of the Maximum Redemption amount and $1,600.00 ($1,000 + ($1,000 x 40% x 150%)).

In addition to limiting your return on the Securities, the Maximum Redemption Amount limits the positive effect of the Leverage Factor. If the Final Level is greater than the Initial Level, you will participate in the performance of the Basket at a rate of 150% up to a certain point. However, the effect of the Leverage Factor will be progressively reduced for Final Levels that are greater than approximately 32.66% of the Initial Level (based on the Maximum Redemption Amount of 149.00% or $1,490.00 per Security) since your return on the Securities for any Final Level greater than approximately 32.66% of the Initial Level will be limited to the Maximum Redemption Amount.

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Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative (but greater than or equal to -15%).
	SPY	IWM	EFA	EEM	DBC	VNQ
Basket Component Return	-20%	0%	-10%	-8%	-5%	-9%
Component Weight	50%	15%	15%	10%	5%	5%
Based on the Basket Component Returns set forth above, the hypothetical Final Level would equal: 100 × [1 + (-20% x 50%) + (0% x 15%) + (-10% x 15%) + (-8% x 10%) + (-5% x 5%) + (-9% x 5%)] = 87
	Percentage Change:	(87 – 100) / 100 = -13%
	Payment at Maturity:	At maturity, if the Percentage Change is negative BUT greater than or equal to -15%, then the Payment at Maturity will equal the Principal Amount.
On a $1,000 investment, a -13% Percentage Change results in a Payment at Maturity of $1,000.00, a 0.00% return on the Securities.
Example 4—	Calculation of the Payment at Maturity where the Percentage Change is less than -15%.
	SPY	IWM	EFA	EEM	DBC	VNQ
Basket Component Return	-75%	5%	8%	2%	4%	3%
Component Weight	50%	15%	15%	10%	5%	5%
Based on the Basket Component Returns set forth above, the hypothetical Final Level would equal: 100 × [1 + (-75% x 50%) + (5% x 15%) + (8% x 15%) + (2% x 10%) + (4% x 5%) + (3% x 5%)] = 65
Percentage Change:	(65 – 100) / 100 = -35%
Payment at Maturity:	$1,000 + [$1,000 x (-35% + 15%)] = $1,000 - $200 = $800.00

On a $1,000 investment, a -35% Percentage Change results in a Payment at Maturity of $800.00, a
-20.00% return on the Securities.

In this example, due to the relatively higher weight of the SPY, the Percentage Change is negative despite the positive Basket Component Return of each other Basket Component.

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The following table and graph show the return profile for the Securities at the Maturity Date, assuming that the investor purchased the Securities on the Pricing Date and held the Securities until the Maturity Date. The returns illustrated in the following table are not estimates or forecasts of the Percentage Change or the return on the Securities. Neither TD nor either Agent is predicting or guaranteeing any gain or particular return on the Securities.

Hypothetical Final Level	Hypothetical Percentage Change	Hypothetical Payment at Maturity ($)	Hypothetical Return on Securities[1] (%)
200.00	100.00%	$1,490.00	49.00%
175.00	75.00%	$1,490.00	49.00%
150.00	50.00%	$1,490.00	49.00%
140.00	40.00%	$1,490.00	49.00%
132.66	32.66%	$1,490.00	49.00%
130.00	30.00%	$1,450.00	45.00%
120.00	20.00%	$1,300.00	30.00%
110.00	10.00%	$1,150.00	15.00%
105.00	5.00%	$1,075.00	7.50%
102.50	2.50%	$1,037.50	3.75%
100.00[2]	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
85.00	-15.00%	$1,000.00	0.00%
80.00	-20.00%	$950.00	-5.00%
70.00	-30.00%	$850.00	-15.00%
60.00	-40.00%	$750.00	-25.00%
50.00	-50.00%	$650.00	-35.00%
25.00	-75.00%	$400.00	-60.00%
0.00	-100.00%	$150.00	-85.00%

1 The “return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the difference between the Payment at Maturity per Security and the Principal Amount.

2 The Initial Level is set to 100 on the Pricing Date.

* These calculations are hypothetical and should not be taken as an indication of the future performance of the Basket Components or the Basket as measured from the Pricing Date. We cannot give you assurance that the performance of the Basket Components will result in any positive return on your initial investment.

100%
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Note Return
Maximum Return:
49.00%
Buffer
Percentage:
15%
-100%
-50%
0%
50%
100%
Percentage Change

* The graph above represents a hypothetical payout profile for the Securities. The 45 degree dotted line represents the hypothetical Percentage Change of the Basket and the solid line represents the hypothetical return on the Securities for a given Percentage Change in the Basket.

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Determining the Payment at Maturity

On the Maturity Date, you will receive a cash payment per Security (the Payment at Maturity) calculated as follows:

Is the Percentage Change positive?
Yes
You will receive per Security an amount equal to the lesser of:
• Principal Amount + (Principal Amount x Percentage Change x Leverage Factor)
• The Maximum Redemption Amount.
No
Is the Percentage change less than or equal to 0% but not by more than the Buffer Percentage?
Yes
You will receive per Security: $1,000
No
You will receive per Security:
Principal Amount + (Principal Amount x (Percentage Change + Buffer Percentage))
In this case, you will receive less, and possibly 85% less, than the principal amount per Security.

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Information Regarding the Basket

While actual historical information on the Basket will not exist before the Pricing Date, the following graph sets forth the hypothetical daily performance of the Basket from January 2, 2008 through October 31, 2016. The graph is based upon actual daily historical closing prices of the Basket Components and a hypothetical Basket level of 100.00 as of January 2, 2008.

The dotted line on the graph presents the Buffer Level of 85.00, which is equal to 85% of the Initial Level of 100. We obtained the information regarding the historical performance of the Basket Components used in calculating the graph below from Bloomberg® Professional Service (“Bloomberg”).

We have not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The hypothetical performance of the Basket should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Basket. We cannot give you assurance that the performance of the Basket will result in any positive return on your initial investment.

Hypothetical Percentage Change and Basket Component Returns

If the Pricing Date had been January 2, 2008 and the Valuation Date had been October 31, 2016 (the term spanned by the graph above), the Percentage Change of the Basket would have been 24.63%. This results from calculating hypothetical Basket Component Returns as follows:*

	SPY	IWM	EFA	EEM	DBC	VNQ
Hypothetical Initial Component Price	$144.86	$75.12	$78.22	$49.27	$32.44	$61.28
Hypothetical Final Component Price	$212.55	$118.50	$57.82	$37.14	$14.96	$81.76
Hypothetical Basket Component Return†	46.73%	57.75%	-26.08%	-24.62%	-53.88%	33.42%
Component Weight	50%	15%	15%	10%	5%	5%

† Calculated as (Hypothetical Final Component Price - Hypothetical Initial Component Price) / Hypothetical Initial Component Price

Hypothetical Final Level = 100 × [1 + (46.73% x 50%) + (57.75% x 15%) + (-26.08% x 15%) + (-24.62% x 10%) + (-53.88% x 5%) + (33.42% x 5%)] = 124.63

Hypothetical Percentage Change = (124.63 – 100) / 100 =24.63%

* These calculations are hypothetical and should not be taken as an indication of the future performance of the Basket Components or the Basket as measured from the Pricing Date. We cannot give you assurance that the performance of the Basket Components will result in any positive return on your initial investment.

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Information Regarding the Basket Components

All information contained in this pricing supplement regarding the Basket Components including, without limitation, their make-up, method of calculation and changes in their components and their historical closing prices, is derived from publicly available information prepared by the investment advisors of the Basket Components. Such information reflects the policies of, and is subject to change by, such investment advisors. The investment advisors own the copyrights and all rights to the Basket Components. The investment advisors are under no obligation to continue to publish, and may discontinue publication of, the Basket Components. The consequences of the investment advisors discontinuing or modifying the Basket Components are described in the section of the product prospectus supplement entitled “General Terms of the Notes—Discontinuance of or Material Change to an ETF.”

The Basket Components are calculated and maintained by the investment advisors. None of TD or Wells Fargo Securities or any of our or their respective affiliates has participated in the preparation of such documents or made any due diligence inquiry with respect to the Basket Components or investment advisors in connection with the offering of the Securities. Furthermore, none of we, Wells Fargo Securities or any of our or their respective affiliates have any ability to control the corporate actions or any other events affecting a Basket Component or investment advisor and subsequent disclosure of any such events could affect the value of the Basket Component, the Basket and therefore the market value of the Securities and the Payment at Maturity.

We, Wells Fargo Securities or our or their respective affiliates may presently or from time to time engage in business with one or more of the issuers of the Basket Component Constituents without regard to your interests, including extending loans to or entering into loans with, or making equity investments in, one or more of such issuers or providing advisory services to one or more of such issuers, such as merger and acquisition advisory services. In the course of business, we, Wells Fargo Securities or our or their respective affiliates may acquire non-public information about one or more of such issuers and none of us, Wells Fargo Securities or our respective affiliates undertake to disclose any such information to you. In addition, we, Wells Fargo Securities or our or their respective affiliates from time to time have published and in the future may publish research reports with respect to such issuers. These research reports may or may not recommend that investors buy or hold the securities of such issuers. As a prospective purchaser of the Securities, you should undertake an independent investigation of the Basket Components and of the issuers of the stocks held by the Basket Component Constituents to the extent required, in your judgment, to allow you to make an informed decision with respect to an investment in the Securities.

We are not incorporating by reference the websites of the investment advisors of the Basket Components or any material they include into this pricing supplement. In this pricing supplement, unless the context requires otherwise, references to the Basket Components will include any successor funds to the Basket Components and references to the investment advisors will include any successors thereto.

The graphs and tables below set forth the information relating to the historical closing prices of the Basket Components. We obtained the information regarding the historical performance of the Basket Components in the graphs and tables below from Bloomberg.

We have not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The historical performance of the Basket Components should not be taken as an indication of their future performance, and no assurance can be given as to the Final Component Price of any Basket Component. We cannot give you assurance that the performance of the Basket Components will result in any positive return on your initial investment.

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The SPDR® S&P 500® ETF Trust (“SPY”)

For information concerning the SPY and the risk factors attributable to the SPY, please consult filings with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Investment Company Act of 1940, as amended (the “Investment Company Act”), which can be located by reference to SEC file numbers 033-46080 and 811-06125, respectively. The shares of the SPY trade on the NYSE Arca under the symbol “SPY.”

Investment Objective and Strategy

The SPY seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Index (the “SPX”). To maintain the correspondence between the composition and weightings of stocks held by the SPY and component stocks of the SPX, the SPY adjusts its holdings from time to time to conform to periodic changes in the identity and/or relative weightings of the index securities.

The SPY utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the SPX. The SPY seeks to invest in substantially all of the securities that comprise the SPX. The SPY typically earns income from dividends from securities held by the SPY. These amounts, net of expenses and taxes (if applicable), are passed along to the SPY’s shareholders as “ordinary income.” In addition, the SPY realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the component return of the SPY will be calculated based only on the share price of the SPY, you will not receive any benefit from or be entitled to receive income, dividend, or capital gain distributions from the SPY or any equivalent payments.

The S&P 500® Index

The information below is included only to give insight to the SPX, the performance of which the SPY attempts to reflect. The return on your Securities is linked to the performance of a basket that includes the SPY, and not to the performance of the SPX.

All disclosures contained in this pricing supplement regarding the SPX, including, without limitation, its make up, methods of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P Dow Jones Indices, LLC. S&P Dow Jones Indices, LLC, which owns the copyright and all other rights to the SPX, has no obligation to continue to publish, and may discontinue publication of, the SPX.

The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

S&P Dow Jones Indices LLC chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P Dow Jones Indices LLC uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P Dow Jones Indices LLC include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company.

S&P Dow Jones Indices LLC calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the Securities will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.

Effective with the September 2015 rebalance, consolidated share class lines will no longer be included in the SPX. Each share class line will be subject to public float and liquidity criteria individually, but the company’s total market capitalization will be used to evaluate each share class line. This may result in one listed share class line of a company being included in the SPX while a second listed share class line of the same company is excluded.

Computation of the S&P 500® Index

While S&P Dow Jones Indices LLC currently employs the following methodology to calculate the SPX, no assurance can be given that S&P Dow Jones Indices LLC will not modify or change this methodology in a manner that may affect the Payment at Maturity.

Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P Dow Jones Indices LLC began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. S&P Dow Jones Indices LLC’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.

Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of

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unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. As of September 21, 2012, available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P Dow Jones Indices LLC would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P Dow Jones Indices LLC would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. For companies with multiple classes of stock, S&P Dow Jones Indices LLC calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.

To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. Changes of less than 5.00% due to a company’s acquisition of another company in the SPX are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than five percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

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Historical Information for the SPY

Quarter Ending	Quarter High	Quarter Low	Quarter Close
June 30, 2008	$143.08	$127.69	$128.04
September 30, 2008	$130.70	$111.38	$116.54
December 31, 2008	$116.00	$75.95	$90.33
March 31, 2009	$93.44	$68.11	$79.44
June 30, 2009	$95.09	$81.00	$91.92
September 30, 2009	$107.33	$87.95	$105.56
December 31, 2009	$112.67	$102.54	$111.44
March 31, 2010	$117.40	$105.87	$116.99
June 30, 2010	$121.79	$103.22	$103.22
September 30, 2010	$114.79	$102.20	$114.12
December 31, 2010	$125.92	$113.75	$125.78
March 31, 2011	$134.57	$126.21	$132.51
June 30, 2011	$136.54	$126.81	$131.97
September 30, 2011	$135.46	$112.26	$113.17
December 30, 2011	$128.68	$109.93	$125.50
March 30, 2012	$141.61	$127.49	$140.72
June 29, 2012	$141.79	$128.10	$136.27
Quarter Ending	Quarter High	Quarter Low	Quarter Close
September 28, 2012	$147.24	$133.51	$143.93
December 31, 2012	$146.27	$135.70	$142.52
March 28, 2013	$156.73	$145.53	$156.55
June 28, 2013	$167.11	$154.14	$160.01
September 30, 2013	$173.14	$161.16	$168.10
December 31, 2013	$184.67	$165.48	$184.67
March 31, 2014	$188.26	$174.15	$187.04
June 30, 2014	$196.48	$181.48	$195.72
September 30, 2014	$201.82	$190.99	$197.02
December 31, 2014	$208.72	$186.27	$205.50
March 31, 2015	$211.99	$198.97	$206.43
June 30, 2015	$213.50	$205.42	$205.85
September 30, 2015	$212.59	$187.27	$191.63
December 31, 2015	$211.00	$192.13	$203.89
March 31, 2016	$206.10	$183.03	$205.56
June 30, 2016	$212.39	$199.53	$209.53
October 31, 2016*	$216.16	$212.38	$212.55

* This pricing supplement includes available information for the fourth calendar quarter of 2016 for the period from October 3, 2016 through October 31, 2016. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2016.

SPDR® S&P 500® ETF Trust (SPY)
Closing Price
250.00
200.00
150.00
100.00
50.00
0.00
Jan-08
Jan-09
Jan-10
Jan-11
Jan-12
Jan-13
Jan-14
Jan-15
Jan-16

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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The iShares® RUSSELL 2000 ETF (“IWM”), iShares® MSCI EAFE ETF (“EFA”) and iShares® MSCI Emerging Market ETF (“EEM”)

“iShares®” and “BlackRock” are registered trademarks of BlackRock, Inc. or its subsidiaries. iShares consists of numerous separate investment portfolios, including the IWM, the EFA and the EEM (the “iShare Funds”). Each iShare fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of its related Underlying Index. Each iShares Fund typically earns income from dividends from securities that it holds. These amounts, net of expenses and taxes (if applicable), are passed along to the iShare Fund’s shareholders as “ordinary income.” In addition, each iShare Fund realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the securities are linked only to the share price of the iShare Funds, you will not be entitled to receive income, dividend, or capital gain distributions from the iShare Funds or any equivalent payments.

For information concerning the IWM, the EFA and the EEM and the risk factors attributable to the IWM, the EFA and the EEM, please consult filings with the SEC under the Exchange Act and the Investment Company Act, which can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively. Information provided to or filed with the SEC can be inspected and copied at the public reference facility maintained by the SEC or through the SEC’s website at www.sec.gov. None of this publicly available information is incorporated by reference into this pricing supplement.

The shares of the IWM, the EFA and the EEM trade on the NYSE Arca under the symbols “IWM,” “EFA” and “EEM,” respectively.

iShares® Russell 2000 ETF

Investment Objective and Strategy

The IWM seeks to track the investment results of the Russell 2000® Index (the “RTY”), which measures the performance of the small- capitalization sector of the U.S. equity market.

The return on your Securities is linked to the performance of the IWM, and not to the performance of the RTY on which the IWM is based. Although the IWM seeks results that correspond generally to the performance of the RTY, the IWM follows a strategy of “representative sampling,” which means the IWM’s holdings do not identically correspond to the holdings and weightings of the RTY, and may significantly diverge from the RTY. Although the IWM generally invests at least 90% of its assets in some of the same securities as those contained in the RTY and in depositary receipts representing the same securities as those contained in the RTY, it does not hold all of the securities underlying the RTY and may invest the remainder in securities that are not contained in the RTY, or in other types of investments. Currently, the IWM holds substantially fewer securities than the RTY. Additionally, when the IWM purchases securities not held by the RTY, the IWM may be exposed to additional risks, such as counterparty credit risk or liquidity risk, to which the Russell Index components are not exposed. Therefore, the IWM will not directly track the performance of the RTY and there may be significant variation between the performance of the IWM and the RTY.

Representative Sampling

BFA, the investment advisor, uses a representative sampling strategy to track the RTY. Representative sampling is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to the RTY. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the RTY. Funds may or may not hold all of the securities that are included in the RTY.

Correlation

The index is a theoretical financial calculation, while the IWM is an actual investment portfolio. The performance of the IWM and its RTY will vary somewhat due to transaction costs, foreign currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the IWM’s portfolio and the RTY resulting from legal restrictions (such as diversification requirements that apply to the IWM but not to the RTY) or representative sampling. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The IWM, using representative sampling, can be expected to have a greater tracking error than a IWM using a replication indexing strategy. “Replication” is a strategy in which a fund invests in substantially all of the securities in its RTY in approximately the same proportions as in the RTY.

Russell 2000® Index

The information below is included only to give insight to the RTY, the performance of which the IWM attempts to reflect. The return on your Securities is linked to the performance of a basket that includes the IWM, and not to the performance of the RTY.

We have derived all information contained in this pricing supplement regarding the RTY, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, including Bloomberg. The information reflects the policies of, and is subject to change by Russell. Russell has no obligation to continue to publish, and may discontinue publication of, the RTY.

Russell began dissemination of the RTY (Bloomberg L.P. index symbol “RTY”) on January 31, 1984 and calculates and publishes the RTY. The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by Russell without regard to the securities.

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Selection of Stocks Comprising the Russell 2000® Index

All companies eligible for inclusion in the RTY must be classified as a U.S. company under Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”). Using the HCIs, Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the RTY must trade on a major U.S. exchange. Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion. Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion.

An important criteria used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, Russell will determine a primary trading vehicle, and the price of that primary trading vehicle (usually the most liquid) is used to calculate market capitalization.

Companies with a total market capitalization of less than $30 million are not eligible for the RTY. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies, blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. Business development companies, exchange traded funds and mutual funds are also excluded.

Annual reconstitution is a process by which the RTY is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the last trading day of May of each year, Russell reconstitutes the composition of the RTY using the then existing market capitalizations of eligible companies. Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, Russell adds initial public offerings to the RTY on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

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The iShares® MSCI EAFE ETF (“EFA”)

Investment Objective and Strategy

The EFA seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities of large- and mid-capitalization companies in developed markets excluding the U.S. and Canada, as represented by the underlying index. The EFA’s investment objective and the MSCI EAFE Index (“MXEA”) may be changed at any time without shareholder approval.

The return on your Securities is linked to the performance of the EFA, and not to the performance of the MXEA on which the EFA is based. Although the EFA seeks results that correspond generally to the performance of the MXEA, the EFA follows a strategy of “representative sampling,” which means the EFA’s holdings do not identically correspond to the holdings and weightings of the underlying index, and may significantly diverge from the MXEA. Although the EFA generally invests at least 90% of its assets in some of the same securities as those contained in the MXEA and in depositary receipts representing the same securities as those contained in the MXEA and in depositary receipts representing the same securities as those contained in the MXEA, it does not hold all of the securities underlying the MXEA and may invest the remainder in securities that are not contained in the MXEA, or in other types of investments. Currently, the EFA holds substantially fewer securities than the MXEA. Additionally, when the EFA purchases securities not held by the MXEA, the EFA may be exposed to additional risks, such as counterparty credit risk or liquidity risk, to which the MXEA components are not exposed. Therefore, the EFA will not directly track the performance of the underlying index and there may be significant variation between the performance of the EFA and the MXEA.

Representative Sampling

BFA uses a representative sampling strategy to track the underlying index. Representative sampling is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to the MXEA. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MXEA. Funds may or may not hold all of the securities that are included in the MXEA.

Correlation

The index is a theoretical financial calculation, while the EFA is an actual investment portfolio. The performance of the EFA and the underlying index will vary somewhat due to transaction costs, foreign currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the EFA’s portfolio and the underlying index resulting from legal restrictions (such as diversification requirements that apply to the EFA but not to the underlying index) or representative sampling. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The EFA, using representative sampling, can be expected to have a greater tracking error than a fund using a replication indexing strategy. “Replication” is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

The MSCI EAFE Index

The information below is included only to give insight to the MXEA, the performance of which the EFA attempts to reflect. The return on your Securities is linked to the performance of a basket that includes the EFA, and not to the performance of the MXEA.

We have derived all information contained in this pricing supplement regarding the MXEA, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, including Bloomberg. The information reflects the policies of, and is subject to change by MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the MXEA.

The MXEA is intended to measure equity market performance in developed market countries, excluding the U.S. and Canada. The MXEA is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an Initial Level of 100. The MXEA is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MXEA currently consists of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

The MXEA is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices discussed above under “The MSCI International Equity Indices.”

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC

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The MSCI International Equity Indices

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

▪	defining the equity universe;
▪	determining the market investable equity universe for each market;
▪	determining market capitalization size segments for each market;
▪	applying index continuity rules for the MSCI Standard Index;
▪	creating style segments within each size segment within each market; and
▪	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. The equity universe is defined by:

▪	Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.
▪	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

MSCI has announced that, effective with the November 2015 semi-annual index review, companies traded outside of their country of classification (i.e., “foreign listed companies”) will become eligible for inclusion in the MSCI Country Investable Market Indexes along with the applicable MSCI Global Index. In order for a MSCI Country Investable Market Index to be eligible to include foreign listed companies, it must meet the Foreign Listing Materiality Requirement. To meet the Foreign Listing Materiality Requirement, the aggregate market capitalization of all securities represented by foreign listings should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI Investable Market Index. As of the November 2015 semi-annual index review, the following countries are foreign listings eligible: Argentina, Bahrain, China, Hong Kong, Israel, Kazakhstan, Mauritius, Netherlands, Peru and Ukraine.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

▪	Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.
▪	Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.
▪	DM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float-adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM.
▪	Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC

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▪	Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the MXEF or at least three months before the implementation of a semi-annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi-Annual Index Review.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size-based indices:

▪	Investable Market Index (Large + Mid + Small);
▪	Standard Index (Large + Mid);
▪	Large Cap Index;
▪	Mid Cap Index; or
▪	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

▪	defining the market coverage target range for each size segment;
▪	determining the global minimum size range for each size segment;
▪	determining the market size-segment cutoffs and associated segment number of companies;
▪	assigning companies to the size segments; and
▪	applying final size-segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Index Maintenance

The MSCI global investable market indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, index stability, and low index turnover. In particular, index maintenance involves:

(i) Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

▪	updating the indices on the basis of a fully refreshed equity universe;
▪	taking buffer rules into consideration for migration of securities across size and style segments; and
▪	updating FIFs and Number of Shares (“NOS”).

(ii) Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

▪	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the MXEF;
▪	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and
▪	reflecting the impact of significant market events on FIFs and updating NOS.

(iii) Ongoing Event-Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC

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The iShares® MSCI Emerging Market ETF (“EEM”)

Investment Objective and Strategy

The EEM seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as represented by the MSCI Emerging Markets Index (the “MXEF”). The EEM’s investment objective and the MXEF may be changed at any time without shareholder approval.

The return on your Securities is linked to the performance of a basket that includes the EEM, and not to the performance of the MXEF on which the EEM is based. Although the EEM seeks results that correspond generally to the performance of the MXEF, the EEM follows a strategy of “representative sampling,” which means the EEM’s holdings do not identically correspond to the holdings and weightings of the MXEF, and may significantly diverge from the MXEF. Although the EEM generally invests at least 90% of its assets in some of the same securities as those contained in the MXEF and in depositary receipts representing the same securities as those contained in the MXEF, it does not hold all of the securities underlying the MXEF and may invest the remainder in securities that are not contained in the MXEF, or in other types of investments. Currently, the EEM holds substantially fewer securities than the MXEF. Additionally, when the EEM purchases securities not held by the MXEF, the EEM may be exposed to additional risks, such as counterparty credit risk or liquidity risk, to which the MXEF components are not exposed. Therefore, the EEM will not directly track the performance of the MXEF and there may be significant variation between the performance of the EEM and the MXEF on which it is based.

Representative Sampling

BFA uses a representative sampling strategy to track the MXEF. Representative sampling is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to the MXEF. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MXEF. Funds may or may not hold all of the securities that are included in the underlying index.

Correlation

The MXEF is a theoretical financial calculation, while the EEM is an actual investment portfolio. The performance of the EEM and the MXEF will vary somewhat due to transaction costs, foreign currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the EEM’s portfolio and the MXEF resulting from legal restrictions (such as diversification requirements that apply to the EEM but not to the MXEF) or representative sampling. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The EEM, using representative sampling, can be expected to have a greater tracking error than a fund using a replication indexing strategy. “Replication” is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

The MSCI Emerging Markets Index

The information below is included only to give insight to the MXEF, the performance of which the EEM attempts to reflect. The return on your Securities is linked to the performance of a basket that includes the EEM and not to the performance of the MXEF.

The MXEF is a stock index calculated, published and disseminated daily by MSCI through numerous data vendors, on the MSCI website and in real time on Bloomberg and Reuters Limited.

The MXEF is intended to measure equity market performance in the global emerging markets. The index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an Initial Level of 100. The index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MXEF currently consists of the following 23 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Greece, Egypt, Hungary, India, Indonesia, South Korea, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Russia, South Africa, Taiwan, Thailand, Turkey and the United Arab Emirates.

The MXEF is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC

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Historical Information for the IWM

Quarter Ending	Quarter High	Quarter Low	Quarter Close
June 30, 2008	$76.17	$68.47	$69.03
September 30, 2008	$75.20	$65.50	$68.39
December 31, 2008	$67.02	$38.58	$49.27
March 31, 2009	$51.27	$34.36	$41.94
June 30, 2009	$53.19	$42.82	$50.96
September 30, 2009	$62.02	$47.87	$60.23
December 31, 2009	$63.36	$56.22	$62.26
March 31, 2010	$69.25	$58.68	$67.81
June 30, 2010	$74.14	$61.08	$61.08
September 30, 2010	$67.67	$59.04	$67.47
December 31, 2010	$79.22	$66.94	$78.23
March 31, 2011	$84.17	$77.18	$84.17
June 30, 2011	$86.37	$77.77	$82.80
September 30, 2011	$85.65	$64.25	$64.25
December 30, 2011	$76.45	$60.97	$73.69
March 30, 2012	$84.41	$74.56	$82.85
June 29, 2012	$83.79	$73.64	$79.65
Quarter Ending	Quarter High	Quarter Low	Quarter Close
September 28, 2012	$86.40	$76.68	$83.46
December 31, 2012	$84.69	$76.88	$84.29
March 28, 2013	$94.80	$86.65	$94.26
June 28, 2013	$99.51	$89.58	$97.16
September 30, 2013	$107.10	$98.08	$106.62
December 31, 2013	$115.31	$103.67	$115.31
March 31, 2014	$119.83	$108.64	$116.34
June 30, 2014	$118.81	$108.88	$118.81
September 30, 2014	$120.02	$109.35	$109.35
December 31, 2014	$121.08	$104.30	$119.67
March 31, 2015	$126.03	$114.69	$124.35
June 30, 2015	$129.01	$120.85	$124.86
September 30, 2015	$126.31	$107.53	$109.20
December 31, 2015	$119.85	$109.01	$112.51
March 31, 2016	$110.62	$94.80	$110.62
June 30, 2016	$118.43	$108.69	$114.97
October 31, 2016*	$124.30	$118.03	$118.50

* This pricing supplement includes available information for the fourth calendar quarter of 2016 for the period from October 3, 2016 through October 31, 2016. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2016.

iShares® Russell 2000 ETF (IWM)
Closing Price
140.00
120.00
100.00
80.00
60.00
40.00
20.00
0.00
Jan-08
Jan-09
Jan-10
Jan-11
Jan-12
Jan-13
Jan-14
Jan-15
Jan-16

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC

P-30

Historical Information for the EFA

Quarter Ending	Quarter High	Quarter Low	Quarter Close
June 30, 2008	$78.52	$68.10	$68.70
September 30, 2008	$68.04	$53.08	$56.30
December 31, 2008	$55.88	$35.71	$44.87
March 31, 2009	$45.44	$31.69	$37.59
June 30, 2009	$49.04	$38.57	$45.81
September 30, 2009	$55.81	$43.91	$54.70
December 31, 2009	$57.28	$52.66	$55.30
March 31, 2010	$57.96	$50.45	$56.00
June 30, 2010	$58.03	$46.29	$46.51
September 30, 2010	$55.42	$47.09	$54.92
December 31, 2010	$59.46	$54.25	$58.23
March 31, 2011	$61.91	$55.31	$60.09
June 30, 2011	$63.87	$57.10	$60.14
September 30, 2011	$60.80	$46.66	$47.75
December 30, 2011	$55.57	$46.45	$49.53
March 30, 2012	$55.80	$49.15	$54.90
June 29, 2012	$55.51	$46.55	$49.96
Quarter Ending	Quarter High	Quarter Low	Quarter Close
September 28, 2012	$55.15	$47.62	$53.00
December 31, 2012	$56.88	$51.96	$56.82
March 28, 2013	$59.89	$56.90	$58.98
June 28, 2013	$63.53	$57.03	$57.38
September 30, 2013	$65.05	$57.55	$63.79
December 31, 2013	$67.06	$62.71	$67.06
March 31, 2014	$68.03	$62.31	$67.17
June 30, 2014	$70.67	$66.26	$68.37
September 30, 2014	$69.25	$64.12	$64.12
December 31, 2014	$64.51	$59.53	$60.84
March 31, 2015	$65.99	$58.48	$64.17
June 30, 2015	$68.42	$63.49	$63.49
September 30, 2015	$65.46	$56.25	$57.32
December 31, 2015	$62.06	$57.50	$58.75
March 31, 2016	$57.80	$51.38	$57.13
June 30, 2016	$59.87	$52.64	$55.81
October 31, 2016*	$59.20	$57.50	$57.82

* This pricing supplement includes available information for the fourth calendar quarter of 2016 for the period from October 3, 2016 through October 31, 2016. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2016.

iShares® MSCI EAFE ETF (EFA)
Closing Price
90.00
80.00
70.00
60.00
50.00
40.00
30.00
20.00
10.00
0.00
Jan-08
Jan-09
Jan-10
Jan-11
Jan-12
Jan-13
Jan-14
Jan-15
Jan-16

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC

P-31

Historical Information for the EEM

Quarter Ending	Quarter High	Quarter Low	Quarter Close
June 30, 2008	$51.70	$44.43	$45.19
September 30, 2008	$44.43	$31.33	$34.53
December 31, 2008	$33.90	$18.22	$24.97
March 31, 2009	$27.09	$19.94	$24.81
June 30, 2009	$34.64	$25.65	$32.23
September 30, 2009	$39.29	$30.75	$38.91
December 31, 2009	$42.07	$37.56	$41.50
March 31, 2010	$43.22	$36.83	$42.12
June 30, 2010	$43.98	$36.16	$37.32
September 30, 2010	$44.77	$37.59	$44.77
December 31, 2010	$48.58	$44.77	$47.62
March 31, 2011	$48.69	$44.63	$48.69
June 30, 2011	$50.21	$45.50	$47.60
September 30, 2011	$48.46	$34.95	$35.07
December 30, 2011	$42.80	$34.36	$37.94
March 30, 2012	$44.76	$38.23	$42.94
June 29, 2012	$43.54	$36.68	$39.19
Quarter Ending	Quarter High	Quarter Low	Quarter Close
September 28, 2012	$42.37	$37.42	$41.32
December 31, 2012	$44.35	$40.14	$44.35
March 28, 2013	$45.20	$41.80	$42.78
June 28, 2013	$44.23	$36.63	$38.57
September 30, 2013	$43.29	$37.34	$40.77
December 31, 2013	$43.66	$40.44	$41.77
March 31, 2014	$40.99	$37.09	$40.99
June 30, 2014	$43.95	$40.82	$43.23
September 30, 2014	$45.85	$41.56	$41.56
December 31, 2014	$42.44	$37.73	$39.29
March 31, 2015	$41.07	$37.92	$40.13
June 30, 2015	$44.09	$39.04	$39.62
September 30, 2015	$39.78	$31.32	$32.78
December 31, 2015	$36.29	$31.55	$32.19
March 31, 2016	$34.28	$28.25	$34.25
June 30, 2016	$35.26	$31.87	$34.36
October 31, 2016*	$38.10	$36.82	$37.14

* This pricing supplement includes available information for the fourth calendar quarter of 2016 for the period from October 3, 2016 through October 31, 2016. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2016.

iShares® MSCI Emerging Markets ETF (EEM)
Closing Price
60.00
50.00
40.00
30.00
20.00
10.00
0.00
Jan-08
Jan-09
Jan-10
Jan-11
Jan-12
Jan-13
Jan-14
Jan-15
Jan-16

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC

P-32

The PowerShares DB Commodity Index Tracking Fund (“DBC”)

For information regarding the DBC and the risk factors attributable to the DBC, please consult filings with the SEC under the Exchange Act and the Investment Company Act, which can be located by reference to SEC file numbers 333-180878 and 001-32726, respectively. The shares of the DBC trade on the NYSE Arca under the symbol “DBC.”

Composition of the DB Commodity Index Tracking Fund

The DBC is organized as a Delaware statutory trust. The shares of the DBC represent units of fractional undivided beneficial interest in and ownership of the fund.

Wilmington Trust Company, a Delaware trust company, is the sole trustee of the DBC, and PowerShares Capital Management LLC (“Invesco PowerShares”) serves as the manager, commodity pool operator and commodity trading advisor of the fund. The Wilmington Trust Company has delegated to the manager certain of the power and authority to manage the business and affairs of the fund and has only nominal duties and liabilities to the fund.

Invesco PowerShares has been registered with the Commodity Futures Trading Commission (“CFTC”) as a commodity pool operator since January 1, 2013 and as a commodity trading advisor since October 1, 2014 and has been a member of the National Futures Association (“NFA”) since January 1, 2013. The registration of Invesco PowerShares with the CFTC and its membership in the NFA must not be taken as an indication that either the CFTC or the NFA has recommended or approved Invesco PowerShares or the DBC.

The shareholders take no part in the management or control, and have no voice in the operations or the business of the DBC. Shareholders, may, however, remove and replace Invesco PowerShares as the manager of the fund, and may amend the trust declaration, except in certain limited respects, by the affirmative vote of a majority of the outstanding shares then owned by shareholders (as opposed to by Invesco PowerShares and its affiliates). The owners of a majority of the outstanding shares then owned by shareholders may also compel dissolution of DBC.

Investment Objective

The DBC seeks to track changes, whether positive or negative, in the level of the DBIQ Optimum Yield Diversified Commodity Index (the “DBIQ Index”), over time, plus the excess, if any, of the DBC’s interest income from its holdings of U.S. Treasury and other high credit quality short-term fixed income securities over the expenses of the fund. The DBC is managed to maintain correspondence between the composition and weightings of the index commodities comprising the DBIQ Index and the investments of the fund. Invesco PowerShares adjusts the portfolio from time-to-time to conform to periodic changes in the identity and/or relative weighting of the index commodities. Invesco PowerShares aggregates certain of the adjustments and makes changes to the portfolio at least monthly or more frequently in the case of significant changes to the DBIQ Index.

Correlation

The value of the shares of the DBC fluctuates in relation to changes in the value of the DBC’s portfolio. The market price of the shares of the DBC may not be identical to the net asset value per share.

The performance of the fund and the index may vary due to, among other things, market disruptions affecting the commodity contracts, position limits on the index commodity, the fund’s operating expenses (including management fees) and costs the fund incurs in buying and selling the commodity contracts and other securities. The DBC seeks to track the excess return version of the index (ticker “DBLCDBCE”). Because the fund collateralizes its futures positions with positions in 3-month U.S. Treasuries, when providing performance data, PowerShares displays the results of the total return version of the index (ticker “DBLCDBCT”) for comparison.

The DBIQ Optimum Yield Diversified Commodity Index

The information below is included only to give insight to the DBIQ Index, the performance of which the DBC attempts to reflect. The return on your Securities is linked of a basket that includes the DBC and not to the performance of the DBIQ Index.

The DBIQ Index is intended to reflect the market value, positive or negative, of certain commodities. The index commodities are light sweet crude oil, heating oil, RBOB (reformulated gasoline blendstock for oxygen blending) gasoline, natural gas, Brent crude oil, gold, silver, aluminum, zinc, copper grade A, corn, wheat, soybeans, and sugar. The DBIQ Index is composed of notional amounts of each of the index commodities. The notional amounts of each index commodity included in the index are broadly in proportion to the levels of the world’s production and supplies of the index commodities at the index’s base date of September 3, 1997. The sponsor of the index is Deutsche Bank Securities Inc.

The DBIQ Index is calculated on an excess return, or unfunded basis. The futures contract price for each index commodity will be the exchange closing prices for such index commodity on each weekday when banks in New York, New York are open, or index business days. If a weekday is not a trading day on the relevant exchange for a particular commodity but is an index business day, the exchange closing price from the previous index business day will be used for each index commodity. The closing level of the index is calculated by the index sponsor based on the closing price of the futures contracts for each of the index commodities and the notional amount of such index commodity. The composition of the index may be adjusted in the event that the index sponsor is not able to calculate the closing prices of the index commodities.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC

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The index calculation is expressed as the weighted average return of the index commodities. The DBIQ Index is re-weighted on an annual basis on the sixth index business day of each November, to ensure that each of the index commodities is weighted in the same proportion that such index commodities were weighted on September 3, 1997, which serves as the base date for the index, on which date the closing level was 100. The following table reflects the index base weights of each index commodity on the base date:

Index Commodity	Index Base Weight
Light Crude	12.38%
Heating Oil	12.38%
RBOB Gasoline	12.38%
Natural Gas	5.50%
Brent Crude	12.38%
Gold	8.00%
Silver	2.00%
Aluminum	4.17%
Zinc	4.17%
Copper Grade A	4.17%
Corn	5.63%
Wheat	5.63%
Soybeans	5.63%
Sugar	5.63%
Closing Level on Base Date:	100.00%

The index commodities are traded on the following futures exchanges:

Exchange	Commodities
New York Mercantile Exchange	Light Sweet Crude Oil, Heating Oil, RBOB Gasoline and Natural Gas
ICE Futures Europe	Brent Crude
Commodity Exchange Inc., New York	Gold and Silver
The London Metal Exchange Limited	Aluminum, Zinc and Copper
Grade A Board of Trade of the City of Chicago Inc.	Corn, Wheat and Soybeans
ICE Futures U.S., Inc.	Sugar

The DBIQ Index includes provisions for the replacement of futures contracts as they approach maturity. This replacement takes place over a period of time in order to lessen the impact on the market for the futures contracts being replaced. With respect to each index commodity, the fund employs a rule-based approach when it ‘rolls’ from one futures contract to another. Rather than select a new futures contract based on a predetermined schedule (e.g., monthly), each index commodity rolls to the futures contract which generates the best possible “implied roll yield” (as determined by the index sponsor). The futures contract with a delivery month within the next thirteen months which generates the best possible implied roll yield will be included in the index. As a result, each index commodity is able to potentially maximize the roll benefits in backward-dated markets and minimize the losses from rolling in contangoed markets.

Contract Selection

On the first New York business day of each month, each index commodity futures contract will be tested in order to determine whether to continue including it in the DBIQ Index. If the index commodity futures contract requires delivery of the underlying commodity in the next month, known as the delivery month, a new index commodity futures contract will be selected for inclusion in the index. For each index commodity in the index, the new index commodity futures contract selected will be the index commodity futures contract with the best possible implied roll yield (as determined by the index sponsor) based on the closing price for each eligible index commodity futures contract. Eligible index commodity futures contracts are any index commodity futures contracts having a delivery month no sooner than the month after the delivery month of the index commodity futures contract currently in the index, and no later than the thirteenth month after the testing date. For example, if the first New York business day is May 1, 2015 and the delivery month of an index commodity futures contract currently in the index is therefore June 2015, the delivery month of an eligible new index commodity

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futures contract must be between July 2015 and July 2016. The implied roll yield is then calculated and the futures contract on the index commodity with the best possible implied roll yield is then selected. If two futures contracts have the same implied roll yield, the futures contract with the minimum number of months prior to the delivery month is selected.

Monthly Index Roll Period

After the futures contract selection, the monthly roll for each index commodity subject to a roll in that particular month unwinds the old futures contract and enters a position in the new futures contract. This takes place between the second and sixth index business day of the month. On each day during the roll period, new notional holdings are calculated. The calculations for the old index commodities that are leaving the index and the new index commodities are then calculated. On all days that are not monthly index roll days, the notional holding of each index commodity future remains constant.

Interruption of Index Calculation

Calculation of the index may not be possible or feasible under certain events or circumstances, including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance, that is beyond the reasonable control of the index sponsor and that the index sponsor determines affects the index or any index commodity. Upon the occurrence of such force majeure events, the index sponsor may, in its discretion, elect one (or more) of the following options:

•	make such determinations and/or adjustments to the terms of the index as it considers appropriate to determine any closing level on any such appropriate index business day; and/or
•	defer publication of the information relating to the index until the next index business day on which it determines that no force majeure event exists; and/or
•	permanently cancel publication of the information relating to the index.

Additionally, calculation of the index may also be disrupted by an event that would require the index sponsor to calculate the closing price in respect of the relevant index commodity on an alternative basis were such event to occur or exist on a day that is a trading day for such index commodity on the relevant exchange. If such an index disruption event in relation to an index commodity as described in the prior sentence occurs and continues for a period of five successive trading days for such index commodity on the relevant exchange, the index sponsor will, in its discretion, either

•	continue to calculate the relevant closing price for a further period of five successive trading days for such index commodity on the relevant exchange; or
•	if such period extends beyond the five successive trading days, the index sponsor may elect to replace the exchange traded instrument with respect to a specific index commodity and shall make all necessary adjustments to the methodology and calculation of the index as it deems appropriate.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC

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Historical Information for the DBC

Quarter Ending	Quarter High	Quarter Low	Quarter Close
June 30, 2008	$45.56	$35.65	$44.90
September 30, 2008	$46.38	$32.39	$33.83
December 31, 2008	$33.05	$19.69	$21.19
March 31, 2009	$22.74	$18.15	$20.00
June 30, 2009	$24.19	$19.44	$22.62
September 30, 2009	$23.95	$20.74	$22.06
December 31, 2009	$24.84	$21.70	$24.62
March 31, 2010	$25.72	$22.38	$23.52
June 30, 2010	$24.70	$21.25	$21.57
September 30, 2010	$24.11	$21.20	$24.11
December 31, 2010	$27.58	$24.08	$27.58
March 31, 2011	$30.51	$27.13	$30.51
June 30, 2011	$31.92	$28.25	$28.96
September 30, 2011	$30.83	$25.73	$25.73
December 30, 2011	$28.54	$25.57	$26.84
March 30, 2012	$29.78	$27.29	$28.78
June 29, 2012	$29.17	$24.15	$25.75
Quarter Ending	Quarter High	Quarter Low	Quarter Close
September 28, 2012	$29.73	$25.70	$28.68
December 31, 2012	$28.95	$27.14	$27.78
March 28, 2013	$28.59	$26.84	$27.31
June 28, 2013	$27.31	$25.13	$25.13
September 30, 2013	$27.02	$25.29	$25.76
December 31, 2013	$26.29	$25.09	$25.65
March 31, 2014	$26.49	$24.70	$26.13
June 30, 2014	$26.92	$25.74	$26.58
September 30, 2014	$26.50	$23.22	$23.22
December 31, 2014	$23.14	$18.45	$18.45
March 31, 2015	$18.31	$16.81	$17.07
June 30, 2015	$18.46	$17.26	$18.00
September 30, 2015	$17.78	$14.41	$15.15
December 31, 2015	$15.76	$13.13	$13.36
March 31, 2016	$13.72	$11.88	$13.29
June 30, 2016	$15.58	$12.85	$15.35
October 31, 2016*	$15.41	$14.96	$14.96

* This pricing supplement includes available information for the fourth calendar quarter of 2016 for the period from October 3, 2016 through October 31, 2016. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2016.

PowerShares DB Commodity Index Tracking Fund (DBC)
Closing Price
50.00
45.00
40.00
35.00
30.00
25.00
20.00
15.00
10.00
5.00
0.00
Jan-08
Jan-09
Jan-10
Jan-11
Jan-12
Jan-13
Jan-14
Jan-15
Jan-16

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC

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The Vanguard® REIT ETF (“VNQ”)

For information regarding the VNQ and the risk factors attributable to the VNQ, please consult filings with the SEC under the Exchange Act and the Investment Company Act, which can be located by reference to SEC file numbers 002-88116 and 811-03916, respectively. The Vanguard REIT ETF is listed on the NYSE Arca, Inc. under the ticker symbol “VNQ.”

Principal Investment Strategy

The VNQ is issued by Vanguard Specialized Funds, a registered open-end management investment company. The VNQ employs an indexing investment approach designed to track the performance of the MSCI US REIT Index (the “RMZ”). The RMZ is composed of stocks of publicly traded equity real estate investment trusts (known as REITs). The VNQ attempts to replicate the RMZ by investing all, or substantially all, of its assets in the stocks that make up the RMZ, holding each stock in approximately the same proportion as its weighting in the RMZ.

The VNQ may invest in foreign securities to the extent necessary to carry out its investment strategy of holding all, or substantially all, of the stocks that make up the RMZ. In addition to investing in common stocks of REITs, the VNQ may make other kinds of investments to achieve its objective.

Correlation

The VNQ attempts to track the investment performance of a RMZ, which measures the performance of publicly traded equity REITs. The VNQ attempts to hold each stock contained in the RMZ in roughly the same proportion as represented in the index itself.

The MSCI US REIT Index

The information below is included only to give insight to the RMZ, the performance of which the VNQ attempts to reflect. The return on your Securities is linked to the performance of a basket that includes the VNQ, and not to the performance of the RMZ.

We obtained all information contained in this pricing supplement regarding the RMZ, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, MSCI, Inc., the index sponsor (“MSCI”). MSCI has no obligation to continue to publish, and may discontinue publication of, the RMZ at any time. Neither we nor our affiliates has independently verified the accuracy or completeness of any information with respect to the RMZ in connection with the offer and sale of the Securities.

The RMZ is a free float-adjusted market capitalization index compiled by MSCI that aims to represent the performance of the equity REIT investment universe in the United States. The RMZ consists of REIT securities that belong to the MSCI USA Investable Market Index, and covers approximately 85% of the US REIT universe.

Constructing the MSCI US REIT Index

MSCI undertakes an index construction process, which involves: (i) defining the US Equity Universe and the investable market segment, (ii) defining REITs and the RMZ eligible REITs, (iii) free float-adjusting constituent weights, and (iv) screening securities for investability.

Defining the US Equity Universe and the Investable Market Segment

MSCI includes in the eligible US equity universe all listed equity securities of US incorporated companies listed on the New York Stock Exchange, NYSE Arca, NYSE MKT, and the NASDAQ, except investment trusts (other than REITs), preferred REITs, mutual funds, equity derivatives, limited partnerships, limited liability companies and business trusts that are structured to be taxed as limited partnerships, and royalty trusts. When appropriate, some non-US incorporated companies may also be considered for inclusion in the MSCI US equity universe based on an analysis and interpretation of a number of factors. Some of these factors include the company’s main equity trading markets, shareholder base, and geographical distribution of operations (in terms of assets and production).

MSCI segregates the eligible US equity universe into three market capitalization segments:

•	the investable market segment,
•	the micro cap segment, and
•	the lower micro cap segment.

The investable market segment includes all eligible securities with reasonable size, liquidity, and investability that can cost effectively be represented in institutional and pooled retail portfolios of reasonable size. The investment performance characteristics of this investable market segment is represented and measured by the MSCI USA Investable Market Index.

The MSCI USA Investable Market Index is an aggregation of the MSCI US Large Cap 300, Mid Cap 450, and Small Cap 1750 Indices, which together comprise the 2,500 largest companies by full market capitalization in the investable market segment.

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Defining REITs and the MSCI US REIT Index Eligible REITs

(i) Defining REITs: A real estate investment trust, or REIT, is a company that in most cases owns and operates income-producing real estate assets. Some REITs provide loans to the owners and operators of real estate. To qualify as a REIT under the Internal Revenue Code of 1986, as amended, a REIT is required to distribute at least 90% of its taxable income to shareholders annually and receive at least 75% of that income from rents, mortgages, and sales of property.

(ii) Sub-Industry Classification of REIT Securities: MSCI classifies REITs securities into one of the seven REIT Sub-Industries within the Global Industry Classification Standard (“GICS”) structure. The REIT Sub-Industries are part of the Real Estate Industry, Real Estate Industry Group, and the Financials Sector. The seven REIT Sub-Industries aim to represent REITs with the following property type profiles:

•	Diversified REITs
•	Industrial REITs
•	Mortgage REITs
•	Office REITs
•	Residential REITs
•	Retail REITs
•	Specialized REITs

(iii) Identifying Eligible REITs: A REIT is eligible for inclusion in the RMZ if it is included in the MSCI USA Investable Market Index, with the exception of:

•	REITs classified in the Mortgage REITs Sub-Industry, and
•	REITs classified in the Specialized REITs Sub-Industry that do not generate a majority of their revenue and income from real estate rental and related leasing operations.

Companies classified under the GICS Real Estate Management & Development Sub-Industry are not eligible for inclusion in the RMZ.

 Free Float-Adjusting Constituent Weights

The market capitalization of the RMZ constituents are adjusted for free float in order to reflect the availability of shares from the perspective of US domestic investors. MSCI free float-adjusts the market capitalization of each security using an adjustment factor, referred to as the Domestic Inclusion Factor (“DIF”).

MSCI defines the domestic free float of a security as the proportion of shares outstanding that are deemed available for purchase in the public equity markets by US domestic investors. Therefore, domestic free float excludes strategic investments in a company, such as stakes held by federal, state, and local governments and their agencies, controlling shareholders, and their families, the company’s management, or another company. No foreign ownership limit is applied in the domestic free float calculation.

Screening Securities for Investability

The assessment of a security’s investability is determined by applying the following investability screens. A security must pass all the screens in order to be considered for inclusion in the MSCI USA Investable Market Index. Given that the MSCI USA REIT Index is a sub-set of the MSCI USA Investable Market Index, constituents of the RMZ must also pass all the investability screens.

(i)	Liquidity: Based on the stock price (securities with stock prices above $5,000 fail the liquidity screening) and a relative liquidity measure known as the Annualized Traded Value Ratio (“ATVR”). Securities that belong to the top 99.5% of the cumulative security full market capitalization of the US equity universe in descending order of ATVR, after excluding those securities trading above $5,000, are eligible for inclusion in the MSCI USA Investable Market Index.
(ii)	Length of Trading: A seasoning period of at least three calendar months is required for all new issues of small companies at the time of the eligible US equity universe creation.
(iii)	Company and Security Free Float: Securities of companies with an overall and/or security free float of less than 15% across all share classes are generally not eligible for inclusion.
(iv)	Relative Security Free Float-Adjusted Market Capitalization: In general, all securities that are considered for inclusion in the MSCI USA Investable Market Index should have a free float-adjusted security market capitalization representing at least 10% of the company full market capitalization.

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Index Maintenance

The RMZ is fully reviewed on a semi-annual basis, at the end of May and November (“Semi-Annual Index Review”), and partially reviewed at the end of February and August (“Quarterly Index Review”). In addition, consistent with the index methodology employed in maintaining MSCI equity indices, MSCI reflects corporate events in the indices as they occur.

(i)	Semi-Annual Index Review

The Semi-Annual Index Review involves a comprehensive review of the MSCI USA Investable Market Index, and consequently of the RMZ. During the review, changes in the investability of constituents and non-constituents are also assessed.

During each Semi-Annual Index Review, a new US equity universe is identified and companies and their securities are assigned to the appropriate market capitalization index. As such, constituents of the RMZ migrating out of the MSCI USA Investable Market Index will be deleted from the RMZ. In contrast, eligible equity REITs migrating to the MSCI USA Investable Market Index will be added to the RMZ.

Semi-Annual Index Reviews may also result in changes in DIFs or updates in number of shares. During the May Semi-Annual Index Review, a detailed review is conducted of the shareholder information used to estimate free float for constituent and non-constituent securities. The review is comprehensive, covering all aspects of shareholder information.

(ii)	Quarterly Index Review. Quarterly Index Reviews may result in changes in DIFs or updates in number of shares. There are no new additions to or deletions from the RMZ at the Quarterly Index review, unless due to a corporate event or early additions coinciding with the Quarterly Index Review or deletions that result from corrections to the RMZ eligible universe. Also, if an existing constituent of the US Investable Market 2500 Index changes its GICS classification to one of the eligible REIT Sub-Industries defined above, it may be considered for inclusion in the RMZ at the next index review.
(iii)	Ongoing Event-Related Changes

Corporate Events

In addition to the index maintenance described above, maintaining the RMZ also includes monitoring and completing adjustments for certain corporate events, including mergers and acquisitions, tender offers, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs.

Suspensions and Bankruptcies

MSCI will remove from the MSCI Equity Indices as soon as practicable companies that file for bankruptcy, companies that file for protection from their creditors, and companies that fail stock exchange listing requirements upon announcement of delisting.

MSCI will delete from the MSCI Equity Indices after 40 business days of suspension, where feasible, securities of companies facing financial difficulties (e.g., liquidity issues, debt repayment issues, companies under legal investigation, etc.) with at least two business days advance notice. Subsequently, if and when these securities resume normal trading, they may be considered as a potential addition to the MSCI Indices at the next scheduled Semi-Annual Index Review. In certain cases, when the financial situation of companies may not be transparent to the public, after 40 business days of suspension, MSCI may retain these companies in the indices and may evaluate them at a subsequent index review.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC

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Historical Information for the VNQ

Quarter Ending	Quarter High	Quarter Low	Quarter Close
June 30, 2008	$68.43	$58.21	$58.30
September 30, 2008	$64.97	$54.10	$60.77
December 31, 2008	$59.33	$24.21	$36.45
March 31, 2009	$36.37	$21.15	$24.28
June 30, 2009	$34.53	$24.15	$31.01
September 30, 2009	$44.28	$28.57	$41.52
December 31, 2009	$46.14	$38.54	$44.74
March 31, 2010	$49.80	$41.04	$48.82
June 30, 2010	$54.04	$46.26	$46.49
September 30, 2010	$54.63	$44.39	$52.08
December 31, 2010	$57.29	$52.03	$55.37
March 31, 2011	$59.86	$54.89	$58.49
June 30, 2011	$62.68	$57.39	$60.10
September 30, 2011	$63.18	$48.88	$50.87
December 30, 2011	$58.80	$48.47	$58.00
March 30, 2012	$63.62	$57.49	$63.61
June 29, 2012	$66.18	$60.57	$65.43
Quarter Ending	Quarter High	Quarter Low	Quarter Close
September 28, 2012	$68.76	$64.79	$64.97
December 31, 2012	$66.43	$62.06	$65.80
March 28, 2013	$70.53	$66.61	$70.53
June 28, 2013	$78.15	$65.68	$68.72
September 30, 2013	$72.55	$63.50	$66.16
December 31, 2013	$71.05	$64.20	$64.56
March 31, 2014	$71.79	$64.57	$70.62
June 30, 2014	$76.41	$70.47	$74.84
September 30, 2014	$77.92	$71.35	$71.85
December 31, 2014	$82.45	$71.79	$81.00
March 31, 2015	$88.65	$80.37	$84.07
June 30, 2015	$85.71	$74.69	$74.69
September 30, 2015	$80.73	$72.20	$75.54
December 31, 2015	$81.59	$75.91	$79.73
March 31, 2016	$83.80	$71.47	$83.80
June 30, 2016	$88.67	$80.96	$88.67
October 31, 2016*	$85.12	$80.26	$81.76

* This pricing supplement includes available information for the fourth calendar quarter of 2016 for the period from October 3, 2016 through October 31, 2016. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2016.

Vanguard® REIT ETF (VNQ)
Closing Price
100.00
90.00
80.00
70.00
60.00
50.00
40.00
30.00
20.00
10.00
0.00
Jan-08
Jan-09
Jan-10
Jan-11
Jan-12
Jan-13
Jan-14
Jan-15
Jan-16

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC

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Supplemental Discussion of U.S. Federal Income Tax Consequences

General. The following is a general description of the U.S. federal tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are a resident for tax purposes and the tax laws of the U.S. and Canada of acquiring, holding and disposing of the Securities and receiving payments under the Securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date. This discussion replaces the federal income tax discussions in the product prospectus supplement and the accompanying prospectus.

This discussion applies to you only if you are the original investor in the Securities and you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
•	a financial institution or a bank,
•	a regulated investment company or a real estate investment trust or a common trust fund,
•	a life insurance company,
•	a tax-exempt organization or an investor holding the Securities in a tax-advantaged account (such as an “Individual Retirement Account” or “Roth IRA”),as defined in Section 408 or 408A of the Code, respectively,
•	a person that owns Securities as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or enters into a “constructive sale” with respect to the Securities or a “wash sale” with respect to the Securities, the Basket or the Basket Components, or
•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

This discussion, other than the section entitled “Non-U.S. Holders” below, is applicable to you only if you are a U.S. holder. You are a U.S. holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the U.S., (ii) a domestic corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Securities.

No statutory, judicial or administrative authority directly discusses how the Securities should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the Securities are uncertain. Accordingly, we urge you to consult your tax advisor as to the tax consequences of your investment in the Securities (and of having agreed to the required tax treatment of your Securities described below) and as to the application of state, local or other tax (including non-U.S. tax) laws to your investment in your Securities and the possible effects of changes in federal or other tax laws.

U.S. Tax Treatment. Pursuant to the terms of the Securities, TD and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as pre-paid derivative contracts with respect to the Basket. If your Securities are so treated, you should generally recognize gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Subject to the constructive ownership rules (discussed below), such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year. The deductibility of capital losses is subject to limitations.

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Section 1260. Because the Securities are linked to a Basket of ETFs, including the Vanguard® REIT ETF which is comprised of REITs, there is a risk that an investment in the Securities could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code in which case the tax consequences of sale, exchange, redemption or maturity of the Securities could be affected materially and adversely. A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in certain ‘‘passthru entities’’ (including regulated investment companies such as ETFs, REITs and “passive foreign investment companies” (“PFICs”)). Under the “constructive ownership” rules, if an investment in the Securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of the Securities would be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange, redemption or maturity of the Securities (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of sale, exchange, redemption or maturity of the Securities).

If such treatment applies, it is not clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the Securities would be recharacterized as ordinary income and subject to the interest charge described above, in part, because it is not clear how the “net underlying long-term capital gain” would be computed in respect of the Securities. Under Section 1260, the net underlying long-term capital gain is generally the net long-term capital gain a taxpayer would have recognized by investing in the underlying “passthru entities” at the inception of the constructive ownership transaction and selling on the date the constructive ownership transaction is closed out (i.e. at maturity or earlier disposition). It is possible that because you do not share in distributions made on the Basket Components, these distributions could be excluded from the calculation of the amount and character of gain, if any, that would have been realized had you held the Basket Components directly and that the application of the constructive ownership rules may not recharacterize adversely a significant portion of the long-term capital gain you may recognize with respect to the Securities. However, it is also possible that all or a portion of your gain with respect to the Securities could be treated as “Excess Gain” because the “net underlying long-term capital gain” could equal the amount of long-term capital gain that you would have recognized if on the Issue Date of the Securities you had invested, pro rata, the Principal Amount of the Securities in shares of the Basket Components and sold those shares for their fair market value on the date the Securities are sold, exchanged or retired. In addition, all or a portion of your gain recognized with respect to the Securities could be “Excess Gain” if you purchase the Securities for an amount that is less than the Principal Amount of the Securities or if the return on the Securities is adjusted to take into account any extraordinary dividends that are paid on the shares of the Basket Components. Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero. Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the Securities after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. Because the application of the constructive ownership rules to the Securities is unclear, you are urged to consult your tax advisors regarding the potential application of the “constructive ownership” rules to an investment in the Securities.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction”), such that the timing and character of your income from the Securities could differ materially from the treatment described above, as described further herein. If the Internal Revenue Service (“IRS”) were successful in asserting an alternative treatment of the Securities, the timing and character of income on your Securities could differ materially from our description herein. The risk that the Securities may be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal.

Possible Change in Law. The IRS released a notice that may affect the taxation of holders of the Securities. According to Notice 2008-2, the IRS and the Treasury Department are actively considering whether a holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including

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whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments.

Also, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities.

Furthermore, the House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect Securities that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your Securities.

Medicare Tax on Net Investment Income. U.S. holders that are individuals or estates and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain with respect to the Securities, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return, or the dollar amount at which the highest tax bracket begins for an estate or trust (which, in 2016, is $12,400). The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their advisors with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Securities if they do not hold their Securities in an account maintained by a financial institution and the aggregate value of their Securities and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds $50,000. Significant penalties can apply if a U.S. holder is required to disclose its Securities and fails to do so.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require U.S. taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the Securities or a sale of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.

Backup Withholding and Information Reporting. The proceeds received from a sale, exchange, redemption or maturity of the Securities will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders. This section applies only if you are a non-U.S. holder. For these purposes, you are a non-U.S. holder if you are the beneficial owner of the Securities and are, for U.S. federal income tax purposes:

•	a non-resident alien individual;
•	a non-U.S. corporation; or
•	an estate or trust that, in either case, is not subject to U.S. federal income tax on a net income basis on income or gain from the Securities.

If you are a non-U.S. holder, you should generally not be subject to U.S. withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Gain from the sale, exchange, redemption or maturity of the Securities generally will not be subject to U.S. tax

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unless such gain is effectively connected with a trade or business conducted by you in the U.S. or unless you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such sale, exchange, redemption or maturity and certain other conditions are satisfied.

As discussed above, alternative characterizations of the Securities for U.S. federal income tax purposes are possible. Should an alternative characterization of the Securities cause payments with respect to the Securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Securities, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of TD).

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Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed TDS, an affiliate of TD, and Wells Fargo Securities, as the agents for the sale of the Securities. Pursuant to the terms of a distribution agreement, the Agents will purchase the Securities from TD at the public offering price less the underwriting discount set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers, including WFA, or will offer the Securities directly to investors. The Agents may resell the Securities to other registered broker-dealers at the public offering price less a concession not in excess of $25.00 (2.50%) per Security. In addition to the concession allowed to WFA, Wells Fargo Securities will pay $1.20 (0.12%) per Security of the agent’s discount to WFA as a distribution expense fee for each Security sold by WFA. The Agents or other registered broker-dealers will offer the Securities at the public offering price set forth on the cover page of this pricing supplement. Certain dealers who purchase the Securities for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The price for investors purchasing the Securities in these accounts may be as low as $958.00 (95.80%) per Security. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Securities, and TD will pay TDS a fee in connection with its role in the offer and sale of the Securities.

We expect that delivery of the Securities will be made against payment for the Securities on or about November 3, 2016, which is the third (3rd) Business Day following the Pricing Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus.

Conflicts of Interest. TDS is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. TDS is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We may use this pricing supplement in the initial sale of the Securities. In addition, TDS or another of our affiliates may use this pricing supplement in a market-making transaction in the Securities after their initial sale. If a purchaser buys the Securities from us or TDS or another of our affiliates, this pricing supplement is being used in a market-making transaction unless we or TDS or another of our affiliates informs such purchaser otherwise in the confirmation of sale.

Additional Information Regarding Our Estimated Value of the Securities

The final terms for the Securities are determined on the Pricing Date based on prevailing market conditions and are set forth in this pricing supplement.

Our internal pricing models and pricing models of an affiliate of WFS with whom we enter into hedging transactions, take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and, with respect to our pricing models, our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may differ from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Pricing Date is based on our internal funding rates. As a result of this difference, the estimated value may be higher than it would have been if it were calculated by reference to the levels at which our benchmark debt securities trade in the secondary market, since it is not based on those levels.

Our estimated value of the Securities on the Pricing Date is less than the public offering price of the Securities. The difference between the public offering price of the Securities and our estimated value of the Securities results from several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring and hedging the Securities, the estimated cost which we may incur in hedging our obligations under the Securities, and estimated development and other costs which we may incur in connection with the Securities.

Our estimated value on the Pricing Date is not a prediction of the price at which the Securities may trade in the secondary market, nor will it be the price at which the Agents may buy or sell the Securities in the secondary market. Subject to normal market and funding conditions, the Agents or another affiliate of ours intends to offer to purchase the Securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agents may initially buy or sell the Securities in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities which we will no longer expect to incur over the term of the Securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Additional Risk Factors” beginning on page P-7 of this pricing supplement.

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Validity of the Notes

In the opinion of Cadwalader, Wickersham & Taft LLP, as special products counsel to TD, when the Securities offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Securities will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Securities, authentication of the Securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated May 31, 2016 which has been filed as Exhibit 5.3 to the registration statement on form F-3 filed by the Bank on May 31, 2016.

In the opinion of McCarthy Tétrault LLP, the issue and sale of the Securities has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Securities, the Securities will have been validly executed and issued and, to the extent validity of the Securities is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated May 31, 2016, which has been filed as Exhibit 5.2 to the registration statement on form F-3 filed by TD on May 31, 2016.

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